UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Cboe Global Markets, Inc.
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2020

Notice of Annual Meeting of Stockholders

and Proxy Statement

April 2, 2020

Dear Cboe Stockholder:

We cordially invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Cboe Global Markets, Inc. to be held on Tuesday,  May 12, 2019, at 9:00 a.m.,  Central time.

Our guiding principal of “good citizenship” defines Cboe’s role, as a provider of capital markets and as a global corporate citizen.  Amidst the coronavirus outbreak (COVID-19), we are mindful of our responsibility to do all that we can reasonably do to guard against this virus. Thus, as a precaution regarding the coronavirus outbreak and supporting the health and well-being of our partners and stockholders, this year’s Annual Meeting will be a completely virtual meeting of stockholders and there will be no physical meeting location. You will be able to attend the Annual Meeting, vote your shares and submit questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/CBOE2020 and entering the 16-digit control number included in your proxy materials or on your proxy card. The live audio webcast of the Annual Meeting will also be available for listening to the general public.

At the Annual Meeting, you will be asked to do the following:

     elect 12 directors to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

     approve, in a non-binding resolution, the compensation paid to our executive officers;

     ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year; and

     transact any other business that may properly come before the meeting and any adjournments and postponements of the meeting.

Enclosed with this letter are a formal notice of the Annual Meeting, a proxy statement and a form of proxy.

Please carefully review the form of proxy that you receive to confirm that it reflects all of your shares of our stock. If you hold stock in different accounts, you may need to complete multiple proxy cards to vote all of your shares.

Whether or not you plan to attend the Annual Meeting via live audio webcast, it is important that your shares be represented and voted. Please submit your proxy by Internet or telephone, or complete, sign, date and return the enclosed proxy using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope that you will participate in the Annual Meeting, either via live audio webcast or by proxy.

Sincerely,

Edward T. Tilly
Chairman, President and Chief Executive Officer

Cboe Global Markets, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Cboe Global Markets, Inc. will be held on Tuesday, May 12, 2020, at 9:00 a.m.,  Central time.

This year’s Annual Meeting will be a completely virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote your shares and submit questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/CBOE2020 and entering the 16-digit control number included in your proxy materials or on your proxy card. Online check-in to the Annual Meeting live audio webcast will begin at 8:45 a.m., Central time, and you are encouraged to allow ample time to log in to the meeting webcast and test your computer audio system.  There will be no physical meeting location.

The purpose of the Annual meeting is to:

1.

Consider and act upon a proposal to elect 12 directors named in the proxy statement to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

2.	Consider and act upon a non-binding resolution to approve the compensation paid to our executive officers;
3.	Consider and act upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year; and
4.	Transact any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

You are entitled to vote online during the Annual Meeting and any adjournments or postponements of the meeting if you were a stockholder of record at the close of business on March 19, 2020.  A list of stockholders of record will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 400 South LaSalle Street, Chicago, Illinois, 60605, and online during the Annual Meeting live audio webcast.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible.  For additional details, please see the information under the heading “How do I vote?” in the attached proxy statement.

Internet	Internet	Telephone	Mail
Before the Meeting	During the Meeting
Go to www.proxyvote.com	Go to www.virtualshareholdermeeting.com/CBOE2020	Call toll free 1-800-690-6903	Complete, sign, date and return the enclosed proxy using the enclosed postage-paid envelope

By Order of the Board of Directors,

Patrick Sexton
April 2, 2020		Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2020:

The notice of the Annual Meeting and proxy statement are available on the Investor Relations section of our website at http://ir.Cboe.com/annual-proxy.

We are furnishing this Proxy Statement to you in connection with a solicitation of proxies by the Board of Directors of Cboe Global Markets, Inc., a Delaware corporation, for use at the Cboe Global Markets, Inc. 2020 Annual Meeting of Stockholders on Tuesday, May 12, 2020 at 9:00 a.m., Central time, and at any adjournments or postponements thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April 2, 2020.

Except as otherwise indicated, the terms “the Company,” “Cboe Global Markets,” “we,” “us” and “our” refer to Cboe Global Markets, Inc.  When we use the term “Cboe Options” or “C1” we are referring to Cboe Exchange, Inc., a wholly owned subsidiary and predecessor entity of Cboe Global Markets.  On February 28, 2017, we closed our acquisition of Bats Global Markets, Inc. (“Bats”).

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement for the Cboe Global Markets, Inc. 2020 Annual Meeting of Stockholders (the “Annual Meeting”). It does not contain all of the information that you should consider in voting your shares of our common stock. Before voting, you should carefully read this entire Proxy Statement, as well as our 2019 Annual Report to Stockholders included in this mailing, which includes a copy of our Annual Report on Form 10‑K for the year ended December 31, 2019.

Annual Meeting Information

Meeting Date:	May 12, 2020
Meeting Time:	9:00 a.m. (Central time)
Virtual Meeting Website Address:	www.virtualshareholdermeeting.com/CBOE2020
Record Date:	March 19, 2020

Stockholder Actions and Board of Directors Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference
1 - Elect 12 directors to the Board of Directors	FOR	4
2 - Approve, in a non-binding resolution, the compensation paid to our executive officers	FOR	26
3 - Ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2020 fiscal year	FOR	66

Return to Stockholders

Cboe Global Markets and its Board of Directors have demonstrated an ongoing commitment to creating long-term stockholder value and produced the following notable returns to stockholders in 2019.

$150 MILLION Paid in dividends	16% Annual increase in dividenD	$157 MILLION shares repurchaseD	$350 MILLION debt repaid
Total stockholder return[1]

1As of December 31, 2019. Includes reinvestment of all dividends.

Cboe Global Markets 2020 Proxy Statement	1

Business Highlights

     Completed final step in multi-exchange technology migration

     Launched Monday expiring options on XSP, our mini-SPX contract

     Opened new trade reporting and trading venue in Amsterdam

     Cboe Europe launched Cboe Closing Cross, a post-close trading service

     For additional highlights, see “Executive Compensation—Compensation Discussion and Analysis”

Director Nominee Highlights1

The nominees for our Board of Directors (the “Board”) exhibit an effective mix of qualifications, experiences and diversity.  For additional information, see  “Corporate Governance—Proposal 1- Election of Directors”.

[1]Certain highlights are based on self-identified characteristics.

2	Cboe Global Markets 2020 Proxy Statement

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of stockholders by providing for effective oversight and management of the Company.  The following are highlights of our corporate governance framework. For additional information, see “Corporate Governance”:

11 of the 12 Director Nominees are Independent;	Regular Executive Sessions of Board and Committees;
Directors are Elected Annually;	Lead Independent Director;
Majority Voting Standard in Election of Directors;	Risk Oversight by Board and Committees, including a Risk Committee;
Majority Voting Standard for Bylaw and Charter Amendments;	Anti-Hedging, Anti-Pledging and Clawback Policies for Executive Officers; and
Independent Audit, Compensation and Nominating and Governance Committees;	Commitment to Environmental, Social and Governance Considerations.

Stockholder Engagement Highlights

Cboe Global Markets and our Board are also committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. Through a variety of engagement activities, our discussions with stockholders cover a variety of topics, including our performance, strategy, corporate governance and executive compensation.  For additional information, see “Corporate Governance—Stockholder Engagement”.

Executive Compensation Highlights

The design of our executive compensation program, including compensation practices and independent oversight, is intended to align management’s interests with those of our stockholders.  The following are highlights of our 2019 executive compensation program, which is described in further detail in this Proxy Statement under “Executive Compensation”:

     Annual cash incentives  were based on corporate performance (weighted 75%) and individual performance (weighted 25%);

     Long-term incentive, other than a special one-time grant to Mr. Harkins, was comprised of 50% time-based restricted stock units and 50% performance-based restricted stock units;

     Performance-based compensation with limits on all incentive award payouts;

     No excessive perquisites;

     Clawback provisions for cash incentives and equity awards; and

     Mandatory stock ownership and holding guidelines.

Additional Information

Please see the information under “Other Items” or important information about this Proxy Statement, voting, the Annual Meeting, Cboe Global Markets documents available to stockholders, communications and the deadlines to submit stockholder proposals for the 2021 Annual Meeting of Stockholders.  Additional questions may be directed to Investor Relations at investorrelations@Cboe.com or (312) 786‑5600.

Cboe Global Markets 2020 Proxy Statement	3

CORPORATE GOVERNANCE

PROPOSAL 1 - ELECTION OF DIRECTORS

Board Composition

Our Third Amended and Restated Certificate of Incorporation provides that our Board will consist of not less than 11 and not more than 23 directors. Our Board currently has 14 directors. Each director is elected annually to serve until the next Annual Meeting of Stockholders or until his or her successor is elected or appointed and qualified, except in the event of earlier death, resignation or removal. There is no limit on the number of terms a director may serve on our Board.

General

At the Annual Meeting, our stockholders will be asked to elect the 12 director nominees set forth below, each to serve until the 2021 Annual Meeting of Stockholders. All of the director nominees have been recommended for election by our Nominating and Governance Committee and approved and nominated for election by our Board.  In addition, with respect to Mr. Tilly, his employment agreement provides that the Company will nominate him as a director for stockholder approval at each annual meeting during his employment with us.  All of the director nominees, other than Fredric J. Tomczyk who was appointed in July 2019 and who is a new nominee, were elected as directors by stockholders at the 2019 Annual Meeting of Stockholders.

Frank E. English, Jr. and Carole E. Stone are not standing for reelection as directors at the Annual Meeting.  We thank them for their dedicated service to the Cboe family. The Board intends to fill in the future both of the vacancies created by these two departures.

All of the nominees have indicated their willingness to serve if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, then shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate. We do not presently expect that any of the nominees will be unavailable. Your proxy for the Annual Meeting cannot be voted for more than 12 nominees.

4	Cboe Global Markets 2020 Proxy Statement

Qualifications and Experience

The Board believes that the skills, qualifications and experiences of the director nominees make them all highly qualified to serve on our Board, both individually and as providing complementary skills on our Board.  Based on the self-identified characteristics of our directors, 5 of our director nominees,  3 of whom are women and 2 of whom are African-Americans, bring an effective mix of diverse perspectives. In addition, our Board’s composition represents a balanced approach to director tenure and age, 6 of the 12 nominees have tenures less than 5 years and the ages range from 51 to 72,  allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors. The following table shows the specific qualifications and experiences the Board and the Nominating and Governance Committee considered for each nominee.

Director Qualifications and Experiences
Company’s Mission
Understand and adhere to the Company's mission	●	●	●	●	●	●	●	●	●	●	●	●
Independence
Satisfy the independence requirements of BZX		●	●	●	●	●	●	●	●	●	●	●
Strategy
Experience developing and executing strategy	●	●	●	●	●	●	●	●	●	●	●	●
Management
Experience managing at a senior level	●	●	●	●	●	●	●	●	●	●	●	●
Financial Markets
Experience with our markets and the trading of derivatives and equities	●		●					●	●	●	●	●
Government Relations
Experience working in or with the government and regulators	●	●	●	●			●	●	●		●	●
Corporate Governance
Knowledge of corporate governance matters, including through service on other public company boards	●	●	●		●	●	●	●	●	●		●
Risk Management
Experience overseeing risk management	●	●	●	●	●		●	●	●	●		●
Technology
Experience in technology or cybersecurity	●		●						●	●		●
Fresh Perspective
Board tenure is less than five years			●					●	●	●	●	●

Nominees

Set forth below is biographical information for each of the directors nominated to serve on our Board for a one-year term until the 2021 Annual Meeting of Stockholders, as well as the reasons why the Board believes each candidate is well suited to serve as a director. The terms indicated for service include the service on the board of Cboe Options prior to our demutualization and our initial public offering in 2010.

In addition, as indicated below, certain director nominees also serve on certain boards of directors and committees of Cboe Futures Exchange, LLC (“CFE”), Cboe SEF, LLC (“SEF”) and our securities exchanges, which include Cboe Options, Cboe C2 Exchange, Inc. (“C2”), Cboe BZX Exchange, Inc., Cboe BYX Exchange, Inc., Cboe EDGA Exchange, Inc. and Cboe EDGX Exchange, Inc. (collectively, the “securities exchanges”).

Cboe Global Markets 2020 Proxy Statement	5

Edward T. Tilly Chairman, President and CEO Age: 56 Committees: Executive (Chair)

Background

Mr. Tilly is our Chairman, President and Chief Executive Officer (“CEO”). Mr. Tilly has served as Cboe Global Markets’ President since January 2019, Chairman since February 2017 and as CEO and a director since May 2013. Prior to that, he served as our President and Chief Operating Officer from November 2011 to May 2013 and as Executive Vice Chairman from August 2006 until November 2011. He was a member of Cboe Options from 1989 until 2006, and served on its Board from 1998 through 2000, from 2003 through July 2006, and from 2013 to the present, including as Member Vice Chairman from 2004 through July 2006 and as Chairman from February 2017 to the present. Mr. Tilly currently serves on the boards of directors of our securities exchanges, CFE, SEF,  Vice Chairman of the World Federation of Exchanges, Northwestern Memorial HealthCare and Working in the Schools.  He is also a member of the Commercial Club of Chicago and the Economic Club of Chicago. He holds a B.A. degree in Economics from Northwestern University.

Qualifications

Mr. Tilly has a deep understanding of the Company and the operations of our exchanges from trading on Cboe Options, representing the interests of market participants and serving in our management. He also brings significant knowledge of the global securities, futures and foreign currency exchange industries. We believe that Mr. Tilly’s experience overseeing our risk management, working with the government and regulators, successfully developing and executing our strategic initiatives, as well as being Chairman, President and CEO of Cboe Global Markets, makes him well suited to serve on our Board.

6	Cboe Global Markets 2020 Proxy Statement

Eugene S. Sunshine Lead Director Independent Age: 70 Committees: Executive

Background

Mr. Sunshine currently serves as our independent Lead Director and has served on the Board of Cboe Global Markets since our initial public offering in 2010 and of Cboe Options from 2003 to 2017.  Mr. Sunshine retired from his position as Senior Vice President for Business and Finance at Northwestern University in August 2014, a position he had held since 1997. Prior to joining Northwestern, he was Senior Vice President for administration at The John Hopkins University. At both The John Hopkins University and Northwestern University, Mr. Sunshine was CFO. Prior to joining The John Hopkins University, Mr. Sunshine held numerous positions in New York State government, including state treasurer. He is currently a member of the boards of directors of Arch Capital Group Ltd., a publicly traded company, and Kaufman Hall and Associates. He is a former member of the board of directors of Bloomberg L.P., KeyPath Education and National Mentor Holdings. He holds a B.A. degree from Northwestern University and a Masters of Public Administration degree from the Maxwell School of Citizenship and Public Affairs at Syracuse University.

Qualifications

Mr. Sunshine has extensive financial skills from his education and professional experiences. He also has knowledge of the corporate governance issues facing boards from his experience serving on them. He has extensive connections in the Chicago area business community. We believe that these skills make him well suited to serve on our Board and as our Lead Director.

William M. Farrow III Independent Age: 65 Committees: Audit Executive Risk (Chair)

Background

Mr. Farrow has served on our Board since 2016. Mr. Farrow is the retired President and CEO of Urban Partnership Bank, a position he held from 2010 through 2017. Prior to that, he was the Managing Partner and CEO of FC Partners Group, LLC from 2007 to 2009, the Executive Vice President and Chief Information Officer of The Chicago Board of Trade from 2001 to 2007 and held various senior positions at Bank One Corporation. Mr. Farrow currently serves on the boards of directors of publicly traded companies Echo Global Logistics, Inc. and WEC Energy Group, Inc. and on the boards of directors of CoBank, Inc. and the NorthShore University Health Systems. He is also the owner of Winston and Wolfe LLC, a privately held technology development and advisory company. Mr. Farrow previously served on the boards of directors of the Federal Reserve Bank of Chicago and Urban Partnership Bank. Mr. Farrow holds a B.A. degree from Augustana College and a Masters of Management from Northwestern University’s Kellogg School of Management.

Qualifications

Mr. Farrow brings his experience as the retired President and CEO of a mission based community development financial institution to our Board. He has a strong understanding of information technology systems, including cybersecurity, and the financial services and banking industry. We believe that these experiences give Mr. Farrow an important skill set that makes him well suited to serve on our Board.

Cboe Global Markets 2020 Proxy Statement	7

Edward J. Fitzpatrick Independent Age: 53 Committees: Compensation (Chair) Executive Risk

Background

Mr. Fitzpatrick has served on our Board since 2013. Mr. Fitzpatrick is currently Chief Financial Officer of Genpact Limited, a position he has held since July 2014. Prior to that, Mr. Fitzpatrick worked at Motorola Solutions, Inc. and its predecessors from 1998 through 2014 in various financial positions, including as its CFO from 2009 to 2013. Before joining Motorola, Mr. Fitzpatrick was an auditor at PricewaterhouseCoopers, LLP from 1988 to 1998. Mr. Fitzpatrick holds a B.S. degree in Accounting from Pennsylvania State University and an M.B.A. degree from The Wharton School at the University of Pennsylvania and earned his CPA certification in 1990.

Qualifications

Mr. Fitzpatrick brings his experience as the CFO of a publicly traded company to our Board. He has extensive experience with finance, public company responsibilities and strategic transactions. We believe that these experiences give Mr. Fitzpatrick an important skill set that makes him well suited to serve on our Board.

Janet P. Froetscher Independent Age: 60 Committees: Compensation Nominating and Governance Risk

Background

Ms. Froetscher is President of The J.B. and M.K. Pritzker Family Foundation, a position she has held since April 2016, and has served on the Board of Cboe Global Markets since our initial public offering in 2010 and of Cboe Options from 2005 to 2017. Previously, she served as President and CEO of Special Olympics International from October 2013 until October 2015, President and CEO of the National Safety Council from 2008 until October 2013, President and CEO of the United Way of Metropolitan Chicago and in a variety of roles at the Aspen Institute, most recently as Chief Operating Officer. From 1992 to 2000, Ms. Froetscher was the executive director of the Finance Research and Advisory Committee of the Commercial Club of Chicago. She also currently serves on the board of trustees of National Louis University. Ms. Froetscher holds a B.A. degree from the University of Virginia and a Masters of Management from Northwestern University’s Kellogg School of Management. Ms. Froetscher is also a Henry Crown Fellow of the Aspen Institute.

Qualifications

Ms. Froetscher brings her experiences as the President of a family foundation and former CEO of public service entities to our Board. We believe that these experiences give her leadership, operational and community engagement skills that make her well suited to serve on our Board.

8	Cboe Global Markets 2020 Proxy Statement

Jill R. Goodman Independent Age: 53 Committees: Executive Finance and Strategy (Chair) Nominating and Governance

Background

Ms. Goodman has served on our Board since 2012. Ms. Goodman is currently Managing Director of Foros, a strategic financial and mergers and acquisitions advisory firm, a position she has held since November 2013. Previously, she served as a Managing Director and Head, Special Committee and Fiduciary Practice—U.S. at Rothschild from 2010 to October 2013. From 1998 to 2010, Ms. Goodman was with Lazard in the Mergers & Acquisitions and Strategic Advisory Group, most recently as Managing Director. Ms. Goodman advises companies and special committees with regard to mergers and acquisitions. Ms. Goodman graduated magna cum laude from Rice University with a B.A. degree. She received her J.D. degree, with honors, from the University of Chicago Law School.

Qualifications

Ms. Goodman brings extensive experience in the boardroom to the Company. Her experiences, both as an investment banker and her corporate and securities legal background, bring a unique insight with which to consider our opportunities. We believe that these experiences give her knowledge and skills that make her well suited to serve on our Board.

Roderick A. Palmore Independent Age: 68 Committees: Executive Finance and Strategy Nominating and Governance (Chair)

Background

Mr. Palmore is Senior Counsel at Dentons where he advises public and private corporations and their leadership suites on risk management and governance issues across practices and industry sectors. Mr. Palmore retired from his position as Executive Vice President, General Counsel and Chief Compliance and Risk Management Officer of General Mills, Inc. in February 2015 and has served on the Board of Cboe Global Markets since our initial public offering in 2010 and of Cboe Options from 2000 to 2017. Prior to joining General Mills in February 2008, he served as Executive Vice President and General Counsel of Sara Lee Corporation. Before joining Sara Lee, Mr. Palmore served in the U.S. Attorney’s Office in Chicago and in private practice. Mr. Palmore is currently a member of the board of directors of publicly traded company  The Goodyear Tire & Rubber Company and has previously served as a member of the boards of directors of Express Scripts Holding Company, formerly a publicly traded company, Nuveen Investments, Inc. and the United Way of Metropolitan Chicago. Mr. Palmore holds a B.A. degree in Economics from Yale University and a J.D. degree from the University of Chicago Law School.

Qualifications

Through his experience as general counsel of public companies, in private practice and as an Assistant U.S. Attorney, Mr. Palmore has extensive experience in corporate governance and the legal issues facing the Company. In addition, his experience provides him with strong risk management skills. We believe that his experience makes him well suited to serve on our Board.

Cboe Global Markets 2020 Proxy Statement	9

James E. Parisi Independent Age: 55 Committees: Audit Compensation

Background

Mr. Parisi has served on our Board since 2018. Mr. Parisi most recently served as the Chief Financial Officer of CME Group Inc. from November 2004 to August 2014, prior to which he held positions of increasing responsibility and leadership within CME Group Inc. from 1988, including as Managing Director & Treasurer and Director, Planning & Finance. Mr. Parisi is currently a member of the boards of directors of CFE, SEF,  Pursuant Health Inc. and Chairman of the Illinois Special Olympics Foundation Board and has previously served as a member of the board of directors of Cotiviti Holdings, Inc., formerly a publicly traded company. Mr. Parisi holds a B.S. degree in Finance from the University of Illinois and an M.B.A. degree from the University of Chicago.

Qualifications

As the retired CFO of a publicly traded company offering a diverse derivatives marketplace and as a member of the boards of directors of CFE and SEF, Mr. Parisi has extensive knowledge of our industry. His service on other company boards also gives Mr. Parisi experience with corporate governance and leadership skills. We believe that his experience makes him well suited to serve on our Board.

Joseph P. Ratterman Independent Age: 53 Committees: Finance and Strategy

Background

Mr. Ratterman has served on our Board since 2017 in connection with the closing of the acquisition of Bats. Mr. Ratterman was one of Bats’ founders in 2005, and served as Chairman of Bats from 2015 until our acquisition of Bats. Mr. Ratterman also served as its Chairman from June 2007 until July 2012, as President from June 2007 until November 2014 and as CEO from June 2007 until March 2015. Mr. Ratterman is a member of the SEC’s Equity Market Structure Advisory Committee and a member of the board of directors of Axoni. Mr. Ratterman holds a B.S. degree in Mathematics and Computer Science from Central Missouri State University.

Qualifications

Mr. Ratterman, as the former Chairman and CEO of Bats, brings significant knowledge of Bats, a large component of the Company, and the securities and futures industry. In addition to serving at Bats, he has extensive experience in a similar capacity with another industry participant. We believe that his experience in our industry makes him well suited to serve on our Board. His experience allows him to provide our Board a unique perspective on our business, competition and regulatory concerns.

10	Cboe Global Markets 2020 Proxy Statement

Michael L. Richter Independent Age: 72 Committees: Audit Risk

Background

Mr. Richter has served on our Board since 2017 in connection with the closing of the acquisition of Bats.  Since 2013, Mr. Richter has been an Advisor to Estee Group, an India based proprietary trading broker dealer and asset manager.  He is also currently an  Advisor for Omega Point, a provider of quantitative analytic software to asset managers, a position he has held since 2015. In 2000, he co-founded Lime Brokerage LLC, a broker dealer and financial technology firm focused on providing customized solutions that offer exceptional reliability and scalability with leading low-latency access across multiple U.S. markets, and he served as its chief financial officer from 2000 to 2013. Mr. Richter is qualified as a Certified Public Accountant and holds a B.S. degree in Engineering from Rensselaer Polytechnic Institute and a master’s degree from MIT Sloan School of Management.

Qualifications

Mr. Richter brings extensive experience in international banking and brokerage firms to the Company. He also has extensive experience with finance responsibilities and strategic transactions at brokerage firms, which brings a unique insight to our Board. We believe that these experiences give him knowledge and skills that make him well suited to serve on our Board.

Jill E. Sommers Independent Age: 51 Committees: Finance and Strategy

Background

Ms. Sommers has served on our Board since 2018. Ms. Sommers is currently a senior advisor to Patomak Global Partners, a financial services consultancy group, a position she has held since 2014. Previously, Ms. Sommers served as a commissioner of the Commodities Futures Trading Commission (“CFTC”) from 2007 to 2013 and as a member of the boards of directors of the securities exchanges of Bats from 2013 through the time of our acquisition of Bats in 2017. Ms. Sommers is currently a member of the boards of directors of our securities exchanges, CFE, SEF and the Ethics and Compliance Initiative and a member of the advisory board of directors of Green Key Technologies. Ms. Sommers holds a B.A. degree in Political Science from the University of Kansas.

Qualifications

Ms. Sommers has a strong understanding of our business and the regulation of the financial and derivatives industries from her experience with the CFTC and as a member of the boards of directors of our securities exchanges, CFE and SEF. These skills, as well as her experience on other boards, make her well suited to serve on our Board.

Cboe Global Markets 2020 Proxy Statement	11

Fredric J. Tomczyk Independent Age: 64 Committees: Finance and Strategy

Background

Mr. Tomczyk has served on our Board since July 2019.  He is the retired President and Chief Executive Officer of TD Ameritrade Holding Corporation, a position he held from October 2008 to October 2016.  Prior to this position, he held positions of increasing responsibility and leadership with the TD organization from 1999.  Mr. Tomczyk was also a member of the TD Ameritrade board of directors from 2006 to 2007 and 2008 to 2016.  Prior to joining the TD organization in 1999, Mr. Tomczyk was President and Chief Executive Officer of London Life.  He currently is a member of the Cornell University Athletic Alumni Advisory Council.  Mr. Tomczyk also served as a director of Knight Capital Group, Inc. and as a trustee of Liberty Property Trust, both formerly publicly traded companies, and as a director of the Securities Industry and Financial Markets Association.  Mr. Tomczyk holds a B.S. degree in Applied Economics & Business Management from Cornell University and is a Fellow of the Institute of Chartered Accountants of Ontario.

Qualifications

As the retired President and CEO of a public financial services industry company, Mr. Tomczyk has extensive knowledge of the financial markets, technology and the financial services and banking industry.  His service on TD Ameritrade’s and other company boards also gives Mr. Tomczyk experience with corporate governance and leadership skills.  We believe that these experiences make him well suited to serve on our Board.

Each director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. Each nominee has tendered his or her resignation, contingent on failing to receive a majority of the votes cast in this election and acceptance by the Board. In the event any director fails to receive a majority of votes cast, the Nominating and Governance Committee will consider and make a recommendation to the Board as to whether to accept the resignation. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.

The Board recommends that the stockholders vote FOR each of the director nominees.

12	Cboe Global Markets 2020 Proxy Statement

Board Structure

Independence

Our Bylaws require that, at all times, no less than two-thirds of our directors will be independent. The Nominating and Governance Committee has affirmatively determined that all of our current directors, except Mr. Tilly, are independent under Cboe BZX Exchange’s (“BZX”) and Nasdaq Global Select Market’s (“Nasdaq”) listing standards for independence.

All of the directors on each of the Audit, Compensation and Nominating and Governance Committees are independent. Each of these Committees reports to the Board as they deem appropriate, and as the Board may request.

Lead Director

The Board has an independent Lead Director, Mr. Sunshine. Our Corporate Governance Guidelines require that an independent director serve as our Lead Director. The Lead Director is elected by the Board, upon the recommendation of the Nominating and Governance Committee.  The Charter of the Lead Director, Appendix A to our Corporate Governance Guidelines, provides that the Lead Director’s responsibilities include, among other items:

     Chair all meetings of the non-employee and independent directors of the Board, including the executive sessions;

     Approve agendas for Board meetings and consult with the Chairman on other matters pertinent to us and the Board;

     Serve as a liaison between the Chairman and the independent Directors;

     Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

     Advise and consult with the Chairman and CEO on the general scope and type of information to be provided in advance of Board meetings;

     In collaboration with the Chairman and CEO, consult with the appropriate members of senior management about what information pertaining to our finances, operations, strategic alternatives and compliance is to be sent to the Board; and

     To perform other duties as the Board may determine.

Chairman and CEO Roles

Since 2017, in connection with the closing of the acquisition of Bats, we combined the roles of Chairman and CEO, with Mr. Tilly serving as the Chairman and CEO.  Mr. Tilly was also appointed President effective January 14, 2019.  The Board carefully considers its Board leadership structure and the benefits of continuity in leadership roles and continues to believe that the combined roles of Chairman and CEO at this time enhances the Company’s strategic alignment and supports Cboe Global Markets’ ability to deliver stockholder value.

Cboe Global Markets 2020 Proxy Statement	13

The Board periodically reviews the leadership structure and may make changes in the future based upon what the Board believes to be in the best interests of the Company and stockholders at the time. At certain points in our history, the Chairman and CEO roles have been held by the same person, and at other times, the roles have been held by different individuals. Under our Bylaws, the Chairman may, but need not be, our CEO, and the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company and stockholders at a given point in time based upon then-prevailing circumstances. The Board believes that the decision as to who should serve in those roles, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations.

In addition, our Board has implemented the following elements in order to ensure independent oversight for us and for our Board:

     requiring the Board to consist of at least two-thirds independent directors who meet regularly without management and solely with non-employee and independent directors,

     establishing independent Audit, Compensation and Nominating and Governance Committees, and

     appointing an independent Lead Director.

Board Oversight of Risk

The Board is responsible for overseeing our risk management processes. The Board is responsible for overseeing our general risk management strategy, the risk mitigation strategies employed by management, including adequacy of resources, and the significant risks facing us, including competition, reputation and technology risks. The Board stays apprised of particular risk management matters in accordance with its general oversight responsibilities. The Board has delegated to the Committees (as defined below) oversight over the following specific areas and all Committees report to the full Board on a routine basis and when a matter rises to the level of a material or enterprise level risk.    For more information about Committee responsibilities, see “Committees of the Board” below.

Committee	Primary Areas of Risk Oversight
Audit	Adequacy and effectiveness of internal controls and procedures Financial reporting and taxation
Compensation	Compensation policies and procedures
Finance and Strategy	Credit and capital structure Strategic challenges with business partners
Nominating and Governance	Corporate governance practices
Risk

   Enterprise risk management

   Information security

   Operational risks relating to internal processes, people or systems, including information technology

   Compliance, environmental, legal and regulatory risks

14	Cboe Global Markets 2020 Proxy Statement

In addition to our Board, our management is responsible for daily risk management.  To help achieve this goal, we have adopted an enterprise risk management framework that is supported by a three lines of defense approach, which involve the Business, Risk Department, Enterprise Risk Management Committee, Compliance Department, Internal Audit Department, and the Board and Committees.   We believe the following division of risk management responsibilities is an effective approach for addressing the enterprise risks that we face.

Line of Defense	Description
First	Our Business managers and associates, which are responsible for the performance, supervision and/or monitoring of our policies and control procedures
Second

     Compliance and Risk Departments, which provide independent oversight of the first line, by assessing risk, advising management on policies, procedures, and controls, monitoring and reporting on any identified deficiencies or control enhancements

     Enterprise Risk Management Committee, composed of representatives of each of our departments, which meets periodically to review an established matrix of identified risks to evaluate the level of potential risks facing us and to identify any new risks

     Enterprise Risk Management Committee, along with our Chief Risk Officer, provide information and recommendations to the Risk Committee as necessary

Third	Internal Audit Department, which provides additional independent assurance that significant processes and related controls are designed and operating effectively

Board Oversight of Information Security

The Board recognizes that our business depends on the confidentiality, integrity, availability, performance, security and reliability of our data and technology systems and devotes time and attention to the oversight of cybersecurity and information security risk.  In particular, the Board and Risk Committee each receives updates and reports on information security from management, including from the Company’s Chief Compliance Officer, Chief Risk Officer and Chief Information Security Officer. More specifically, the Risk Committee receives presentations throughout the year on cybersecurity, including architecture and resiliency, incident management, business continuity and disaster recovery, significant information technology changes, data privacy, physical security and information related to third-party assessments of the Company’s information security program.  The Risk Committee also receives quarterly reports regarding the overall status of the Company’s information security strategy and program, including adequacy of staffing and resources, and reviews and approves any changes to the related information security charter.

Board and Committee Meeting Attendance

There were 6 meetings of the Board during 2019. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of Committees of which the director was a member during 2019.

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Independent Directors Meetings

Periodically, the independent directors meet separately in executive session without management. The Lead Director presides over these meetings. The independent directors met in executive session 5 times during 2019.

Annual Meeting Attendance

We encourage members of the Board to attend our annual meeting of stockholders. All of our current directors attended the 2019 Annual Meeting of Stockholders. Meetings of the Board and its Committees are being held in conjunction with the Annual Meeting. We expect all director nominees will attend the Annual Meeting.

Committees of the Board

Overview

Our Board has the following six standing committees (each, a “Committee” and collectively, the “Committees”):

     the Audit Committee,

     the Compensation Committee,

     the Executive Committee,

     the Finance and Strategy Committee,

     the Nominating and Governance Committee; and

     the Risk Committee.

Other than the members of the Executive Committee required to be on such Committee pursuant to our Bylaws, each of the members of the Committees was recommended by the Nominating and Governance Committee for approval by the Board for service on that Committee. Each of the Committees has a charter, which is available on the Corporate Governance page of our Investor Relations section of our website at: http://ir.Cboe.com.

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The following table is a listing of the composition of our standing Committees during 2019 and as of March 19, 2020, including the number of meetings of each Committee during 2019.

				Finance and	Nominating and
Director	Audit	Compensation	Executive	Strategy	Governance	Risk
Number of meetings	11	6	—	5	6	6
Edward T. Tilly(1)
Eugene S. Sunshine(1)
Frank E. English, Jr.
William M. Farrow, III
Edward J. Fitzpatrick
Janet P. Froetscher
Jill R. Goodman
Roderick A. Palmore
James E. Parisi
Joseph P. Ratterman
Michael L. Richter
Jill E. Sommers
Carole E. Stone
Fredric J. Tomczyk				(2)

= Chair = Member

(1)	The Chairman and Lead Director are both members of the Executive Committee and invited guests to the meetings of each of the other standing Committees.
(2)	Joined the Committee on July 30, 2019.

In addition, in early 2019 an ad hoc Special Committee of the Board (the “Special Committee”) was formed in connection with an incident involving a suspected theft of computer servers and networking devices.  The Special Committee was dissolved in late 2019 following the completion of its investigation into the matter.  The Special Committee met 8  times during 2019 and consisted of 7  directors, Mr. Sunshine, Chair, and Messrs. Farrow, Fitzpatrick and Palmore and Mses.  Goodman, Sommers and Stone, all of whom are independent under BZX and Nasdaq listing rules, as well as under Rule 10A‑3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee

The Audit Committee consists of 4 directors, all of whom are independent under BZX and Nasdaq listing rules, as well as under Rule 10A‑3 of the Exchange Act. The Audit Committee consists exclusively of directors who are financially literate. In addition, Mr. Parisi has been designated as our audit committee financial expert and meets  the SEC definition of that position.

The Audit Committee’s responsibilities include:

     engaging our independent auditor and overseeing its compensation, work and performance,

     reviewing and discussing the annual and quarterly financial statements and related press releases with management and the independent auditor, and reviewing transactions with related persons for potential conflict of interest situations.

Cboe Global Markets 2020 Proxy Statement	17

The Audit Committee also meets with our independent auditor in executive session without management present and our independent auditor may communicate directly, as needed, with members of the Audit Committee and the Board at large.

Compensation Committee

The Compensation Committee consists of 4 directors, all of whom are independent under BZX and Nasdaq listing rules. The Compensation Committee has primary responsibility to approve or make recommendations to the Board for:

     all elements and amounts of compensation for the executive officers, including any performance goals,

     reviewing succession plans relating to the CEO and our other executive officers,

     the adoption, amendment and termination of cash and equity-based incentive compensation plans,

     approving any employment agreements, severance agreements or change in control agreements with executive officers, and the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee

Overview

The Nominating and Governance Committee consists of 5 directors, all of whom are independent under BZX and Nasdaq listing rules. The Nominating and Governance Committee’s responsibilities include making recommendations to the Board on:

     persons for election as director,

     a director to serve as Chairman of the Board and an independent director to serve as Lead Director,

     any stockholder proposals and nominations for director,

     the appropriate structure, operations and composition of the Board and its Committees,

     the Board and Committee annual self-evaluation process, and the contents of the Corporate Governance Guidelines, Code of Business Conduct and Ethics and other corporate governance policies and programs.

The Nominating and Governance Committee is also responsible for overseeing environmental, social and governance (“ESG”). For additional information, see “Corporate Governance—Corporate Social Responsibility”.

Criteria for Directors

We believe that each of the individuals serving on our Board has the necessary skills, qualifications and experiences to address the challenges and opportunities we face. The Nominating and Governance Committee is responsible for considering and recommending to the Board nominees for election as director, including considering each incumbent director’s continued service on the Board. The Committee annually reviews the skills and characteristics required of all directors in the context of the current composition of the Board, our operating requirements, targeted skills and experiences and the long-term interests of our stockholders. In evaluating incumbent and new potential director candidates, the

18	Cboe Global Markets 2020 Proxy Statement

Committee takes into consideration many factors, including the individual’s educational and professional background, whether the individual has any special experience in a relevant area, personal accomplishments and cultural experiences. In addition, the Committee may consider such other factors it deems appropriate when conducting its assessment of director candidates.

Diversity

While we do not currently have a formal diversity policy, our Corporate Governance Guidelines provide that the Nominating and Governance Committee will seek to recommend to the Board candidates for director with a diverse range of experiences, qualifications and skills in order to provide varied insights and competent guidance regarding our operations, with a goal of having a Board that reflects diverse backgrounds, experience and viewpoints. We believe that we benefit from having directors with a diversity of skills, characteristics, backgrounds and cultural experiences.

Identifying and Evaluating New Directors

The Nominating and Governance Committee utilizes a variety of methods to identify, recruit and evaluate potential new director candidates.  The Committee considers various potential candidates for director, considering the criteria discussed above and qualifications of the individual candidate.  Board nominees can be identified by current directors, management, third-party professional search firms, stockholders or other persons.  Prior to a potential new director’s nomination, the director candidate is planned to meet separately with the Chairman of the Board, the Chair of the Nominating and Governance Committee and the independent Lead Director, who will each consider the potential director’s candidacy.  New director candidates may also meet separately with other members of the Board.  In addition, a background check is completed before a final recommendation is made to the Board.  After a review and evaluation of a potential new director based on the criteria discussed above, the Nominating and Governance Committee will decide whether to recommend to the Board the candidate’s appointment as a director or nominee for election as a director, and the Board will decide whether to approve the candidate’s appointment as a director or a nominee.

Onboarding New Directors

New directors participate in a robust all-day orientation program to familiarize themselves with the company and management. Our orientation program for new directors includes a discussion of a broad range of topics, including the background of the company, the Board and its governance model, subsidiary governance, regulatory oversight, strategy and business operations, financial statements and capital structure, the management team, key industry and competitive factors, the legal and ethical responsibilities of the Board and other matters crucial to the ability of a new director to fulfill his or her responsibilities.

Retirement

Our Corporate Governance Guidelines provide that once an individual serving on our Board reaches age 71, the Board shall begin to discuss the retirement plan with respect to such director.  The Board expects that no director shall be elected or reelected as a director once he or she reaches age 73.  Any director who turns 73 while serving as a director may continue to serve for the remainder of their current term.

Cboe Global Markets 2020 Proxy Statement	19

Annual Board and Committee Self-Evaluations

The Board believes that a robust annual evaluation process is a critical part of its governance practices.  The Nominating and Governance Committee is responsible for establishing and overseeing the Board’s and Committees’ annual self-evaluations to determine whether the Board and the Committees are functioning effectively and to identify potential areas of improvement. The annual self-evaluation process includes the following:

Stage in Process	Board of Directors	Committees
Determine Discussion Topics 

     Nominating and Governance Committee determines specific topics and subject areas to discuss with each director, such as roles, responsibilities, structure, skills, experience, background, composition and effectiveness

     Nominating and Governance Committee determines and distributes to each Committee a list of specific topics and subject areas to facilitate discussion about each Committee’s roles and responsibilities, structure, charter, policies, composition and effectiveness

Discussions 	Chair of Nominating and Governance Committee and Lead Director interview each director in one-on-ones to discuss Board’s performance	Chair of each Committee facilitates discussion of Committee’s performance in executive session and in one-on-ones
Feedback 	Chair of Nominating and Governance Committee and Lead Director report results of discussions and recommendations to Nominating and Governance Committee for its consideration	Chair of each Committee reports results of Committee self-evaluation and recommendations to Nominating and Governance Committee for its consideration
Reviews 

     Nominating and Governance Committee reviews results from Board and Committee self-evaluations and provides summary of assessments and recommendations to full Board

     Board discusses results and, if necessary, provides additional recommendations

Feedback Incorporated	Changes and enhancements, if any, are implemented to governance policies and practices

In addition to the annual evaluation process, the Board and Committees meet in regular executive sessions, which provides the directors with opportunities to reflect and provide feedback on an ongoing basis to determine whether the Board and the Committees are functioning effectively and to identify potential areas of improvement.

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Stockholder Nominations

The Nominating and Governance Committee will consider stockholder recommendations for candidates for our Board and will consider those candidates using the same criteria applied to candidates suggested by management. Stockholders may recommend candidates for our Board by contacting the Corporate Secretary of Cboe Global Markets, Inc. at 400 South LaSalle Street, Chicago, Illinois 60605.

In addition, stockholders may formally nominate candidates for our Board to be considered at an annual meeting of stockholders through the process described below under the heading “Stockholder Proposals.”

Executive Committee

The Executive Committee has the authority to exercise the powers and authority of the Board when the convening of the Board is not practicable, except as limited by its charter, the Company’s Bylaws and applicable law.

Finance and Strategy Committee

The Finance and Strategy Committee’s responsibilities include approving or making recommendations to the Board regarding the budget, capital allocation, strategic plans, and acquisition or investment opportunities.

Risk Committee

The Risk Committee is generally responsible for, among other things, overseeing the risk assessment and risk management of the Company, including risk related to cybersecurity, information technology and the Company’s compliance with laws, regulations, and its policies.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of ours. In addition, there are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.

Stockholder Engagement

Cboe Global Markets and its Board are committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. As a result, each year we interact with stockholders through a variety of engagement activities. These engagements routinely cover strategy and performance, corporate governance, executive compensation and other current and emerging issues to ensure that our Board and management understand and address the issues that are important to our stockholders.

Our key stockholder engagement activities in 2019 included attending investor and industry conferences, conducting investor road shows in major U.S. cities and hosting meetings at our corporate headquarters.  Some of these conferences also featured webcasts and replays of the presentations so that our stockholders could listen remotely.  In 2019, we engaged with holders of approximately 41  percent of our common stock outstanding.

Cboe Global Markets 2020 Proxy Statement	21

In 2019 and early 2020,  we also conducted an outreach specifically focused on corporate governance,  executive compensation and proxy season trends and issues, targeting our top stockholders that represented approximately 48 percent of our common stock outstanding and engaged with holders of approximately 32 percent of our common stock outstanding.    Through these discussions we gained valuable feedback, and this feedback was shared with the Board and its relevant Committees.  We  also took steps to address any areas of improvement, including by incorporating some of the disclosure suggestions into this Proxy Statement.

In addition, our quarterly earnings calls are open to the general public and feature a live webcast.

Communications with Directors

As provided in our Corporate Governance Guidelines, stockholders and other interested parties may communicate directly with our independent directors or the entire Board. Our policy and procedures regarding these communications are located in the Investor Relations section of our website at http://ir.Cboe.com.

CORPORATE SOCIAL RESPONSIBILITY

The Board of Directors recognizes that operating in a socially responsible manner helps promote the long-term interests of our stockholders, organization, associates, industry and community.  Our guiding principles help us deliver on our corporate mission and strategy, including good citizenship.

We believe that being a good citizen means that we hold ourselves accountable for the integrity of the markets and to the communities we serve, seek to help resolve conflicts and build consensus, inform those impacted before taking action, lead by example and serve as part of the solution.  We also seek to be good citizens to the communities we serve by being committed to being environmentally conscious.  Additionally, being good citizens also means that we strive to support our associates and better serve our industry and community through our human capital development, volunteerism and policies.

Additional information on our approach to ESG can be found in the 2019 Cboe Global Markets, Inc. Environmental, Social and Governance Report located in the Corporate Social Responsibility section of our website at http://www.Cboe.com/aboutCboe, which does not form a part of this Proxy Statement.

22	Cboe Global Markets 2020 Proxy Statement

director compensation

Compensation Philosophy and Summary

Our director compensation program provides director fees that are generally designed to be paid at competitive levels that are near the median of director fees of our peer group, which is discussed in further detail below in the “Executive Compensation — Compensation Discussion and Analysis” section.  This allows us to attract and retain individuals with the skills, qualifications and experiences required to sit on our Board.

Annually, the Compensation Committee reviews a competitive market data analysis for non-employee director compensation produced by Meridian Compensation Partners, LLC (“Meridian”), our independent compensation consultant, and recommends changes to our director compensation program, if any, to the Board for approval.

For 2019, our director compensation program consisted of a mix of: cash and stock retainers, committee meeting attendance fees, committee chair retainers and an additional Lead Director retainer.

2019 Elements of Director Compensation Program

The compensation of our non-employee directors is based upon a compensation year beginning and ending in May at the time of our Annual Meeting of Stockholders. The following table reflects the amount paid with respect to each component of our director compensation program for the Board term ending with the 2019 Annual Meeting of Stockholders and for the Board term ending with the Annual Meeting in 2020:

Annual Fees	May 2018 — May 2019	May 2019 — May 2020
Cash retainer	$90,000	$90,000
Stock retainer, value based on closing price on date of grant	$120,000	$130,000
Committee chair cash retainer
Audit	$25,000	$25,000
Compensation	$15,000	$15,000
Finance and Strategy	$15,000	$15,000
Nominating and Governance	$15,000	$15,000
Risk	$20,000	$20,000
Lead Director cash retainer, in addition to above cash and stock retainers	$50,000	$50,000
Meeting Fees
Committee meeting attendance fee per meeting attended	$1,500	$1,500
Lead Director meeting attendance fee per Committee meeting attended for the Company and for each subsidiary board of directors or committee meeting attended	$1,500	$1,500

In early 2019, the Board increased the stock retainer to more closely align with our peer group compensation median.  The Board adjusted the stock retainer, and not the cash retainer, to better align with our peer group’s pay mix and to further align our directors’ interests  with our stockholders.    In addition, the Special Committee chair did not receive an additional committee chair retainer, however, the members received an attendance fee per meeting attended of $1,500.

Cboe Global Markets 2020 Proxy Statement	23

2019 Director Compensation

The compensation of our non-employee directors for the year ended December 31, 2019 for their service is shown in the following table.

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)	Total
Eugene S. Sunshine (2)	$245,000	$130,089	$375,089
Frank E. English, Jr.	$121,500	$130,089	$251,589
William M. Farrow, III	$143,000	$130,089	$273,089
Edward J. Fitzpatrick	$129,000	$130,089	$259,089
Janet P. Froetscher	$120,000	$130,089	$250,089
Jill R. Goodman	$133,500	$130,089	$263,589
Roderick A. Palmore	$133,500	$130,089	$263,589
James E. Parisi (3)	$178,500	$130,089	$308,589
Joseph P. Ratterman	$102,000	$130,089	$232,089
Michael L. Richter	$117,000	$130,089	$247,089
Jill E. Sommers (4)	$280,000	$130,089	$410,089
Carole E. Stone	$154,000	$130,089	$284,089
Fredric J. Tomczyk (5)	$42,000	$102,751	$144,751

(1)

The non-employee directors then-serving on the Board and Mr. Tomczyk received an equity grant of restricted stock on May 16, 2019 and July 31, 2019, respectively. The equity grant vests on the earlier of the one year anniversary of the grant date or the completion of their final year of director service. Each of these directors holds 1,236 shares, other than Mr. Tomczyk who holds 940 shares, of unvested restricted stock as of December 31, 2019.

(2)	The amount shown in the Fees Earned or Paid in Cash column for Mr. Sunshine also includes fees of $39,000 for attending subsidiary Board of Directors or Committee meetings.
(3)	The amount shown in the Fees Earned or Paid in Cash column for Mr. Parisi also includes fees of $60,000 for his service as a member of the Boards of Directors of CFE and SEF.
(4)

The amount shown in the Fees Earned or Paid in Cash column for Ms. Sommers also includes fees of $161,500 for her service as a member of the Boards of Directors of our securities exchanges, CFE and SEF.

(5)

Mr. Tomczyk, who joined the Board of Directors on July 30, 2019, also received the same compensation and equity as described above for all other directors, but on a pro-rata basis for the portion of time served in 2019.

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Director Stock Ownership and Holding Guidelines

The Compensation Committee has adopted stock ownership and holding guidelines, which provide that each non-employee director should own stock equal to five times the cash annual retainer for directors within five years of joining the Board or within four years of May 2019 for directors then-serving when the guidelines were updated in May 2019.  The updates to the guidelines are discussed in further detail below in the “Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Program Practices — Compensation Refinements” section.  For purposes of this ownership and holding requirement, (a) shares owned outright or in trust and (b) restricted stock, including shares that have been granted but are unvested, are included. In addition, each non-employee director is required to hold all of their shares until the guidelines are met, except for sales of shares to pay taxes with respect to the vesting or exercising of equity grants. Other than Mr. Parisi and Ms. Sommers, and Mr. Tomczyk, who were first elected to our Board in 2018 and 2019, respectively, each of the non-employee incumbent directors has met the ownership requirement as of December 31, 2019.

Director Hedging and Pledging Policies

Under our Insider Trading Policy, our directors are prohibited from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock. Our Insider Trading Policy also prohibits directors from entering into any pledges or margin loans on shares of our common stock. None of the directors have existing hedges, pledges or margin loans on shares of our common stock.

Cboe Global Markets 2020 Proxy Statement	25

executive Compensation

PROPOSAL 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board is providing our stockholders with an advisory vote to approve executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The Board has adopted a policy of providing for annual “say-on-pay” votes in accordance with the results of our last stockholder advisory vote.

As discussed in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to meet the following objectives:

     attract and retain talented and dedicated executives,

     motivate our executives to achieve corporate goals that create value for our stockholders, and align the compensation of our executive officers with stockholder returns.

The Compensation Committee has implemented the following best practices applicable to our executive officers in order to achieve these objectives:

     a high proportion of total compensation is in the form of performance-based compensation with limits on all incentive award payouts,

     stock ownership and holding guidelines,

     double trigger change in control provisions in equity awards and for severance benefits in an employment agreement and the Executive Severance Plan,

     prohibition on hedging,

     prohibition on pledging,

     elimination of tax gross-up payments in the event of a change in control, and clawbacks of incentive compensation.

We believe that the compensation paid to the named executive officers is appropriate to align their interests with those of our stockholders to generate stockholder returns. Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following non-binding resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement, including under the heading “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion.

As this is an advisory vote, the outcome of the vote is not binding on us with respect to executive compensation decisions, including those relating to our named executive officers. Our Compensation Committee and Board value the opinions of our stockholders. The Compensation Committee and Board will consider the results of the say-on-pay vote and evaluate whether any actions should be taken in the future.

26	Cboe Global Markets 2020 Proxy Statement

Non-binding approval of our executive compensation program requires that a majority of the shares cast on this matter be cast in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.

The Board recommends that the stockholders vote FOR approval, in a non-binding resolution, of the compensation paid to our executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section is intended to provide our stockholders with an understanding of our compensation practices and philosophy, material elements of our executive compensation program and the decisions made in 2019 with respect to the total compensation awarded to, earned by or paid to each of the following 2019 “named executive officers”  or “NEOs”:

Name	Title*
Edward T. Tilly	Chairman, President and Chief Executive Officer
Christopher A. Isaacson	Executive Vice President and Chief Operating Officer
Brian N. Schell	Executive Vice President, Chief Financial Officer and Treasurer
Mark S. Hemsley	Executive Vice President, President Europe (1)
Bryan Harkins	Executive Vice President, Head of Markets Division

*Titles are as of December 31, 2019.

(1)	Mr. Hemsley resigned as Executive Vice President effective December 31, 2019 and his last day with the Company was February 28, 2020.

Cboe Global Markets 2020 Proxy Statement	27

This Compensation Discussion and Analysis section is organized as follows:

Executive Summary

The design of our executive compensation program, including compensation practices and independent oversight, is intended to align management’s interests with those of our stockholders and pay for our performance. Compensation awarded in 2019 reflects another year of solid results and the completion of our successful integration with Bats.

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Compensation Governance Practices

What we do	What we don’t do

     Mitigate compensation risk

     Enforce robust mandatory stock ownership and holding guidelines

     Utilize independent compensation consultant

     Maintain a Compensation Committee that is composed solely of independent directors

     Active engagement with stockholders

     Maintain double trigger change in control provisions in equity awards and for severance benefits in an employment agreement and the Executive Severance Plan

     Provide clawback provisions for cash incentive and equity incentive awards for executives

     Impose maximum caps and limits on short- and long-term incentive award payouts

No hedging of Company stock by executives

No pledging of Company stock by executives

No tax gross-ups upon a change in control or otherwise

No excessive use of employment contracts

No payouts for below threshold level for corporate performance

No excessive perquisites

No guaranteed annual incentive payments

2019 Compensation Program Overview

The following is a brief summary of our 2019 executive compensation program.

     Market-competitive base salary.

     High proportion of named executive officers’ total compensation was composed of performance-based compensation.

     Annual cash incentive was based on corporate performance (weighted 75%) measured against pre-established adjusted EBITDA, net revenue and synergies goals and individual performance (weighted 25%) measured against pre-established individual strategic goals.

     Individual performance component contains, among other goals, ESG related goals such as attracting, engaging, developing and retaining key talent, communicating with investors, culture of inclusion, pay parity, succession planning and overseeing a pipeline of diverse talent.

     Long-term incentive, other than a special one-time grant to Mr. Harkins, was comprised of 50% time-based restricted stock units (“RSUs”) and 50% performance-based restricted stock units (“PSUs”), with performance contingent on achievement of relative total shareholder return and earnings per share goals.

     Special one-time grant of RSUs to Mr. Harkins that vests in full upon the third anniversary of the grant, assuming continued employment until that date.

     Market competitive retirement, medical, life and disability arrangements that are generally available to all employees.

Cboe Global Markets 2020 Proxy Statement	29

2019 Business Highlights

Cboe Global Markets and its Board of Directors are committed to a corporate mission and strategy designed to create long-term stockholder value. Our mission is to lead the industry in defining the markets of today and tomorrow through:

(1)	relentless innovation to expand our diverse offering for investors around the world,
(2)	leading-edge technology to connect customers to global markets and
(3)	seamless solutions to enhance the customer experience through insights, education, data, analytics and more.

More specifically, our strategy to help achieve such mission is to:

(1)	grow existing proprietary products,
(2)	expand our customer base,
(3)	develop and offer unique products, services and models,
(4)	continue to enhance our leading-edge technology and
(5)	form strategic alliances that leverage and complement our core business.

The following is a brief summary of our 2019 business highlights as they relate to  the ongoing commitment of our team and the Board to this strategy and the key performance metrics used in our performance-based compensation program.

     Financial Results

o	Net revenues[1] of $1,137 million for 2019, down 7% from record $1,217 million for 2018.
o	Diluted EPS of $3.34 for 2019, down 11% from $3.76 for 2018, and adjusted diluted EPS of $4.73 for 2019, down 6% from adjusted diluted EPS of $5.02 for 2018.[2]
o	Adjusted EBITDA of $784 million for 2019, down 7% from adjusted EBITDA of $840 million for 2018.[2]

     Integration

o	Exited 2019 with three-year realized synergies of $45 million, primarily seen in compensation and benefits and professional fees and outside services.
o	On October 7, 2019, completed the final step in multi-exchange technology migration.

     Business Segment Results

o	Launched Monday expiring options on XSP, our mini-SPX contract, added SPX expirations related to the 2020 presidential election and launched futures on AMERIBOR.
o	Began to permit direct access to CFE and Cboe Options from Trading Permit Holders in Spain and Switzerland.

1Revenues less cost of revenues (“net revenues”).

2Adjusted diluted EPS and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) are non-GAAP measures used by the Company and reconciliations to GAAP measures are provided in Appendix A.

30	Cboe Global Markets 2020 Proxy Statement

o

Redeployed our customer outreach efforts to further penetrate global market participants by realigning our sales team with specialists targeting asset managers, hedge funds, U.S. insurance companies and pension funds.

o	Cboe Europe deepened its presence in Europe by opening a new trade reporting and trading venue in Amsterdam.
o	Cboe Europe also launched Cboe Closing Cross, a post-close trading service.
o

Introduced a small retail broker distribution program for U.S. equities market data at discounted rates, order book priority for retail investors on EDGX, and a new lead market maker incentive program for the Cboe Listed ETP Marketplace.

We believe that the performance of the Company demonstrates that management is keenly focused on driving the Company for sustainable long-term growth, while obtaining short-term results. Our business continued to generate strong cash flows from operations and we were able to enhance stockholder returns while retaining the flexibility to pursue new opportunities. To that end, in 2019:

     in keeping with our goal of consistent and sustainable dividend growth, we increased our quarterly dividend by 16% to $0.36 per share and paid cash dividends of $150 million in 2019;

     we paid down $350 million of outstanding debt; and

     we repurchased 1.4 million of our outstanding shares of common stock under a share repurchase program for a total of $157 million.

As a result of these business highlights and capital allocation decisions, as of December 31, 2019, we achieved total stockholder returns, including reinvested dividends, of approximately:

     24% in 2019;

     68% over the past three years; and

     101% over the past five years.

Executive Compensation Program Practices

Compensation Philosophy and Summary

Our executive compensation program is designed to attract and retain talented and dedicated executives who are instrumental in our achievement of key strategic business objectives. To meet these objectives, the Compensation Committee designed and implemented a program that pays a substantial portion of executive compensation based on corporate and individual performance.

The Compensation Committee believes that our executive compensation program plays a vital role in contributing to the achievement of key strategic business objectives that ultimately drive long-term business success. Accordingly, we designed our executive compensation program to focus our executives on achieving critical corporate financial and strategic goals, while taking steps to position the business for sustained growth in financial performance over time.

Cboe Global Markets 2020 Proxy Statement	31

Our executive compensation program generally consists of the following elements, in addition to retirement and health benefits:

Total Pay
Base Salary
Annual Incentive (Bonus)
75%
Corporate Performance
Synergies
Net Revenue
Adjusted EBITDA
Business Unit Performance
25%
Individual Performance
Individual Goals
Long-Term Equity Awards
50%
Restricted Stock Units
Time-Based Vesting
50%
Performance Stock Units
25%
Total Stockholder Return
25%
Earnings Per Share

The following table lists the various components included in total compensation for our executive officers and each element’s purpose. Later sections provide additional details regarding each component.

Total Compensation Component	Purpose
Base salary	Provides a fixed amount of compensation based on the market value of the position
Annual incentive (bonus)

Provides variable cash compensation payout opportunities designed to reward each executive for the achievement of certain annual corporate and individual performance metrics measured against pre-established performance goals

Long-term equity awards

Provide variable compensation in the form of equity, aligning the interests of our executives with stockholders, providing significant incentive for retention, and motivating our executives to focus on our long-term growth and increased stockholder value

Benefits (retirement, medical, life and disability)	Provide competitive health, welfare and retirement benefits

32	Cboe Global Markets 2020 Proxy Statement

The following charts show the 2019 total target compensation mix for the Chief Executive Officer and the other named executive officers as a group.  For the Chief Executive Officer and the other named executive officers, the majority of 2019 total target compensation is “at-risk” (i.e., linked to achievement of performance goals and/or the value is tied to our common stock price) and, further, the majority of “at-risk” pay is in the form of equity awards.  Total target compensation is the sum of an executive officer’s 2019 base salary, target annual incentive opportunity and target value for long-term equity awards (i.e., RSUs and PSUs).  The following neither reflects the technology platform migration cash incentive award paid to Mr. Isaacson nor the special one-time long-term equity award granted to Mr. Harkins.

Company’s Response to Stockholder Vote on Say‑on‑Pay

At the 2019 Annual Meeting of Stockholders, our “say-on-pay” proposal received the support of over 96% of the votes cast for approval of our 2018 executive compensation program as disclosed in our 2019 Proxy Statement, and every year since going public in 2010, we have received over 85% stockholder support of our executive compensation programs.

The Compensation Committee has reviewed the results of the stockholder vote on our 2018 executive compensation program and considered such results supportive of our executive compensation program and the Compensation Committee’s measured approach to modifying our compensation practices to enhance their alignment with stockholder interests. In addition, the Compensation Committee has determined that the vote result did not warrant any large-scale changes to our executive compensation program; however, the Compensation Committee continues to take steps, as described below, to ensure our compensation practices remain aligned with best practices and stockholder interests.

Compensation Refinements

The Board and Compensation Committee determine actual annual incentive bonus payouts based on achieved results measured against pre-established corporate and individual performance goals.  In addition to widening the performance curve for certain of the pre-established corporate performance goals, the Compensation Committee changed the threshold payout from 0% to 25% of the annual target incentive opportunity.

Cboe Global Markets 2020 Proxy Statement	33

In May 2019, the Board and Compensation Committee reviewed our stock ownership and holding guidelines, which provides that non-employee directors and executive officers should own certain amounts of Cboe common stock, and determined to increase the minimum ownership requirements.  This change was made to better align with best practices and align the interests of our non-employee directors and executive officers with our stockholders.   The minimum ownership requirements were updated as follows:

Position	Previous Holding Requirements	New Holding Requirements
Chief Executive Officer	Five times base salary	Six times base salary
President	Four times base salary	Four times base salary
Chief Operating Officer	Four times base salary	Four times base salary
Other Executive Officers	Two times base salary	Three times base salary
Non-Employee Directors	Three times annual cash retainer	Five times annual cash retainer

2019 Target Annual Pay Opportunities

The following chart shows the 2019 total target compensation for each named executive officer.

			Target Long-Term
		Target Annual	Equity Awards
Named Executive Officer(1)	Base Salary	Incentive Bonus	RSUs (2)	PSUs (2)	Total
Edward T. Tilly	$1,265	$2,087	$2,150	$2,150	$7,652
Christopher A. Isaacson (3)	$650	$975	$625	$625	$2,875
Brian N. Schell	$521	$729	$650	$650	$2,550
Mark S. Hemsley (4)	$644	$741	$425	$425	$2,235
Bryan Harkins (5)	$500	$500	$300	$300	$1,600

(1)	All amounts are in thousands.
(2)	Represents the target equity award value used to calculate the number of shares to grant.
(3)	Does not include Mr. Isaacson’s technology platform migration cash incentive award.
(4)	Mr. Hemsley receives his cash compensation in British pounds. The amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.33, which was the exchange rate as of December 31, 2019.
(5)	Does not include Mr. Harkins’ special one-time equity award.

This supplemental table is not required, but rather it is provided to demonstrate our named executive officers’ total target compensation opportunity for 2019. Please refer to the Summary Compensation Table below for complete disclosure of the total compensation of our named executive officers reported in accordance with the SEC disclosure requirements.

Executive Compensation Program Governance Cycle

Throughout the year, the Board and the Compensation Committee are heavily involved in reviewing, monitoring and approving, as applicable, the executive compensation program.  The Compensation Committee, composed of all independent directors, is responsible for reviewing the various components of the total compensation program for all executive officers. The Compensation Committee met 6 times in 2019.  The Compensation Committee either approves or makes recommendations to the Board regarding compensation related decisions.

34	Cboe Global Markets 2020 Proxy Statement

For 2019, the Compensation Committee engaged Meridian as its independent compensation consultant to provide the Compensation Committee with advice and assistance related to the design of our executive compensation program.  As described below in further detail, Meridian consultants regularly attend meetings of the Compensation Committee. In addition, Messrs. Tilly, Isaacson and Schell generally attended portions of the 2019 meetings of the Compensation Committee to provide information and assistance, other than when the Compensation Committee discussed the respective executive’s compensation.

While specific topics may vary from meeting to meeting, the following illustration describes the general annual cycle of the Board’s and Compensation Committee’s activities.

Q1
For prior service year:
- Review company and PSU performance
- Evaluate individual performance
- Determine incentive payment amounts
- Approve CD&A and Compensation Committee Report
For current service year:
- Finalize base salary and target annual incentive opportunity
- Finalize amounts, structure, mix and equity performance goals
- Finalize corporate strategic and individual goals
- Approve non-employee director compensation
Q2
- Determine peer group composition
- Review stock ownership and holding levels
- Review stockholder vote on “say-on-pay” proposal
- Approve non-employee director equity awards
Q3
- Review proxy advisory firm feedback
- Evaluate independence of compensation consultant
- Assess any potential risks arising from compensation policies and practices
- Executive succession planning
- Conduct Compensation Committee annual self-assessment
Q4
- Discuss investor outreach, including executive compensation feedback
- Review year-to-date company and PSU performance
- Discuss potential structure, mix and equity performance goals
- Discuss potential corporate strategic and individual goals

Independent Compensation Consultant

Meridian, our independent compensation consultant, reviews our executive compensation program and advises the Compensation Committee on best practices and plan design to help improve the Company’s program’s effectiveness and alignment with market practices. In addition, Meridian provides advice to the Compensation Committee on the Company’s compensation peer group and on the competitive positioning of the various components of the executive compensation program.  Meridian also meets with the Compensation Committee in executive session without management present and may communicate directly, as needed, with members of the Compensation Committee and the Board at large. Based on a review of its engagement of Meridian and consideration of factors set forth in SEC, Nasdaq and BZX rules, the Compensation Committee determined that Meridian’s work did not raise any conflicts of interest and that it is independent from management.

Cboe Global Markets 2020 Proxy Statement	35

Tally Sheets

When reviewing compensation for the named executive officers, the Compensation Committee may consider tally sheets that detail the various elements of compensation for each executive. These tally sheets, developed with the assistance of Meridian, are used to evaluate the appropriateness of the total compensation package, to compare each executive’s total compensation opportunity with his or her actual payout, to assess the level of holding power in unvested equity awards, and to ensure that the compensation appropriately reflects the executive compensation program’s focus on pay for performance and alignment with stockholder interests.

Peer Group and Comparative Data

For the 2019 compensation decisions, the Compensation Committee used a single peer group from which to derive competitive market compensation data.  The 25-company peer group was composed of exchange holding companies, financial services firms and technology-focused companies with corporate profiles similar to ours.  The Company’s annual revenue was slightly below the median of the peer group, gross profit was below the median of the peer group, market capitalization was at the median of the peer group and number of employees fell below the median of the peer group.    The Compensation Committee used this market data as points of reference, rather than as the sole determining factor in setting compensation for our executive officers.

Peer Group
Akamai Technologies, Inc.	London Stock Exchange Group plc
Broadridge Financial Solutions, Inc.	LPL Financial Holdings Inc.
Citrix Systems, Inc.	MarketAxess Holdings Inc.
CME Group Inc.	MSCI Inc.
Deutsche Borse AG	Nasdaq, Inc.
The Dun & Bradstreet Corporation	SEI Investments Company
Equifax Inc.	SS&C Technologies Holdings, Inc.
E*TRADE Financial Corporation	Stifel Financial Corp.
Euronet Worldwide, Inc.	Synopsys, Inc.
FactSet Research Systems Inc.	TransUnion
Fortinet, Inc.	Verisk Analytics, Inc.
Intercontinental Exchange, Inc.	Virtu Financial, Inc.
Jack Henry & Associates, Inc.

Following the 2019 compensation decisions, the Compensation Committee reviewed the peer group.  The Committee reviewed the data provided by Meridian and compared our corporate performance to our peer group in the areas of revenues, gross profit, market capitalization and number of employees. The Committee also considered business descriptions, complexity of business and other qualitative factors.  The Committee approved one change to the peer group, removing The Dun & Bradstreet Corporation because the company was acquired.  The change decreased the number of peers from 25 to 24 companies.    With respect to the updated peer group, the Company’s annual revenue is slightly below the median of the peer group, gross profit is below the median of the peer group, market capitalization is at the median of the peer group and number of employees falls below the median of the peer group.

36	Cboe Global Markets 2020 Proxy Statement

2019 Elements of Executive Compensation Program

Base Salary

The base salary for our named executive officers is designed to be part of a competitive total compensation package when compared to our peer group. Base salary provides our named executive officers with a measure of certainty within their total compensation package and provides a baseline for their target payout opportunity under the annual incentive plan. In setting base salary, in addition to considering market benchmark data derived from our peer group, the Compensation Committee also considered for each named executive officer the following factors:

position,	individual performance,
experience,	potential to influence our future success, and
industry specific knowledge,	total compensation.
level of responsibility,

For 2019, the Compensation Committee approved or made recommendations to the Board regarding the base salaries for each of the named executive officers, with input in part from Mr. Tilly regarding the individual performances of Messrs. Isaacson, Schell, Hemsley and Harkins. Below are the base salary amounts at December 31, 2019 and 2018  for the named executive officers and the aggregate percent change.

	2018 Base	2019 Base	Percent
Named Executive Officer	Salary (1)	Salary (1)	Change
Edward T. Tilly	$1,265	$1,265	0%
Christopher A. Isaacson	$540	$650	20%
Brian N. Schell	$521	$521	0%
Mark S. Hemsley (2)	$619	$644	4%
Bryan Harkins	$500	$500	0%

(1)	In thousands
(2)

Mr. Hemsley receives his cash compensation in British pounds and his base salary did not change.  Any changes were due to foreign currency fluctuations.  The 2019 amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.33, which was the exchange rate as of December 31, 2019. The 2018 amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.28, which was the exchange rate as of December 31, 2018.

The base salary for Mr. Isaacson increased due to his assumption of additional responsibilities as Chief Operating Officer, the continued successful integration with Bats and to more closely align compensation with comparative market data provided by Meridian.

Annual Incentive

Overview.  The annual incentive, or bonus, component of the total compensation package paid to our named executive officers is designed to reward the achievement of key corporate and individual performance goals that drive our annual operating and financial results.

Cboe Global Markets 2020 Proxy Statement	37

The Compensation Committee established a target annual incentive opportunity for each of the named executive officers by considering market benchmark data derived from our peer group, in addition to the following factors:

position,	individual performance,
experience,	potential to influence our future success, and
industry specific knowledge,	total compensation.
level of responsibility,

The table below shows each named executive officer’s 2018 and 2019 target annual incentive opportunity, shown as a percentage of salary, and the change in percentage points.

	2018 Target Annual	2019 Target Annual
	Incentive	Incentive
	Opportunity as	Opportunity as	Change in
	Percentage of	Percentage of	Percentage
Named Executive Officer	Base Salary	Base Salary	Points
Edward T. Tilly	165%	165%	0	pts
Christopher A. Isaacson	150%	150%	0	pts
Brian N. Schell	140%	140%	0	pts
Mark S. Hemsley	110%	115%	5	pts
Bryan Harkins	100%	100%	0	pts

Mr. Hemsley’s target annual incentive opportunity increased due to his additional responsibilities in managing the impact of Brexit and to more closely align Mr. Hemsley’s target annual incentive opportunity with comparative market practice.

The Compensation Committee determines actual annual incentive bonus payouts based on achieved results measured against pre-established performance goals. The use of pre-established performance metrics and related goals creates an annual incentive plan that rewards our executive officers for strong performance, reduces payouts when performance does not meet target and eliminates payouts if performance does not meet threshold. In addition, the performance metrics and related goals create a structured, formulaic annual incentive plan—the executive officers know throughout the year what needs to be accomplished and what specific bonus dollar amounts can be earned at different performance levels.

The following is a graphical depiction showing the formula used for determining annual incentive bonus payouts.

38	Cboe Global Markets 2020 Proxy Statement

As more fully described below, for the 2019 annual incentive plan the Compensation Committee approved two performance metrics: (i) corporate performance metrics (weighted 75%) and (ii) individual performance metrics (weighted 25%). The Compensation Committee established goals at threshold, target and maximum performance levels with respect to the corporate performance metrics. However, given the nature of the individual performance metrics, the Compensation Committee did not set a range of individual performance levels. Rather, the Compensation Committee determined each named executive officer’s payout (expressed as a percentage of target annual incentive award opportunity) based on the assessment of the executive officer’s actual performance measured against pre-established individual performance goals.

The Company will pay no annual incentive bonus if actual performance is below threshold. The following chart shows the bonus payout opportunity for each named executive officer at various performance levels.

		Target Annual
		Incentive
		Opportunity as	Annual Bonus Payout
	Base	Percentage of	Opportunity (1)
Named Executive Officer	Salary (1)	Base Salary	Threshold	Target	Maximum
Edward T. Tilly	$1,265	165%	$470	$2,087	$4,018
Christopher A. Isaacson	$650	150%	$219	$975	$1,877
Brian N. Schell	$521	140%	$164	$729	$1,404
Mark S. Hemsley (2)	$644	115%	$157	$741	$1,444
Bryan Harkins	$500	100%	$106	$500	$975

(1)	In thousands
(2)	Mr. Hemsley receives his cash compensation in British pounds. The amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.33, which was the exchange rate as of December 31, 2019.

Corporate Performance. For the 2019 annual incentive plan, the Compensation Committee approved the following corporate performance metrics: (i) synergies, (ii) net revenue, (iii) adjusted EBITDA and (iv) business unit performance. These performance metrics, in the aggregate, are weighted 75% of each named executive officer’s target annual incentive opportunity. The Compensation Committee approved these metrics for the following reasons:

     to align the interests of our executives with stockholders,

     to focus our executives on the continued integration of Bats through cost savings, synergies and increasing revenues and earnings,

     to focus our executives on long-term growth by continuing to increase our revenue and earnings by increasing trading in our products, and to allocate different weightings of the corporate performance metrics based on whether an executive is a  corporate or business unit leader, thereby driving the importance of certain metrics over which an executive has more impact.

Cboe Global Markets 2020 Proxy Statement	39

The following shows the corporate performance metrics and their relative weightings  for 2019 for the named executive officers.

Named Executive Officer	Synergies	Net Revenue	Adjusted EBITDA	Business Unit Performance
Edward T. Tilly	15%	10%	40%	10%
Christopher A. Isaacson	15%	10%	40%	10%
Brian N. Schell	15%	10%	40%	10%
Mark S. Hemsley	10%	10%	10%	45%
Bryan Harkins	10%	10%	10%	45%

The Compensation Committee also established goals at threshold, target and maximum performance levels and payouts with respect to the corporate performance metrics. The Compensation Committee used straight-line interpolation to determine amounts for any results in between the threshold and target performance levels and in between the target and maximum performance levels. The percentage payout of target incentive opportunity for each of the metrics, other than synergies, is 25% for threshold, 100% for target and 200% for maximum.  The percentage payout of target incentive opportunity for the achievement of synergies is 50% for threshold, 100% for target and 150% for maximum.

With respect to all named executive officers the following shows the corporate performance metric threshold, target and maximum goals, actual performances and percentage payouts of target for 2019.

Corporate Performance Metrics	Threshold*	Target*	Maximum*	Actual*	Percentage Payout of Target
Synergies	$33	$44	$66	$45	103%
Net Revenue	$1,125	$1,250	$1,375	$1,137	33%
Adjusted EBITDA (1)	$742	$873	$1,003	$784	50%

*In millions

(1)	Adjusted EBITDA for the Company is a non-GAAP measure used by the Company and a reconciliation of actual performance to GAAP measures is provided in Appendix A.

With respect to Messrs. Tilly and Isaacson, the following shows the business unit performance metric threshold, target and maximum goals, actual performance and percentage payout of target for 2019.

Business Unit Performance Metric	Threshold*	Target*	Maximum*	Actual*	Percentage Payout of Target
Adjusted EBITDA (1)	$698	$873	$1,047	$784	70%

*In  millions

(1)	Adjusted EBITDA for the Company is a non-GAAP measure used by the Company and a reconciliation of actual performance to GAAP measures is provided in Appendix A.

40	Cboe Global Markets 2020 Proxy Statement

With respect to Mr. Hemsley, the former leader of the European business unit, the following shows the business unit performance metric weightings, threshold, target and maximum goals, actual performances and percentage payouts of target for 2019,  in each case, other than actuals, as converted to U.S. dollars using a rate of £1.00 to $1.27, which was the budgeted exchange rate.

Business Unit Performance Metrics	Weighting	Threshold*	Target*	Maximum*	Actual*	Percentage Payout of Target
Net Revenue (Europe)	15%	$79	$93	$107	$88	66%
Adjusted EBITDA (Europe) (1)	30%	$42	$53	$63	$52	91%

*In millions

(1)	Adjusted EBITDA for the European business unit is a non-GAAP measure used by the Company and a reconciliation of actual performance to GAAP measures is provided in Appendix A.

With respect to Mr. Harkins,  the leader of the markets business unit, the following shows the business unit performance metric weightings, thresholds, targets and maximum goals, actual performances and percentage payouts of target for 2019. The Markets business unit performance is derived from the sum of the business unit performances of the options, futures, US equities and global FX business units.

Business Unit Performance Metrics	Weighting	Threshold*	Target*	Maximum*	Actual*	Percentage Payout of Target
Options Net Revenue	n/a	$540	$635	$730	$564	n/a
Futures Net Revenue	n/a	$126	$149	$171	$131	n/a
US Equities Net Revenue	n/a	$265	$312	$358	$301	n/a
Global FX Net Revenue	n/a	$51	$60	$68	$53	n/a
Net Revenue (Markets)	15%	$981	$1,155	$1,328	$1,049	55%
Options Adjusted EBITDA (1)	n/a	$372	$466	$559	$394	n/a
Futures Adjusted EBITDA (1)	n/a	$82	$103	$123	$85	n/a
US Equities Adjusted EBITDA (1)	n/a	$182	$228	$273	$225	n/a
Global FX Adjusted EBITDA (1)	n/a	$23	$29	$36	$25	n/a
Adjusted EBITDA (Markets) (1)	30%	$660	$825	$990	$729	57%

*In millions, numbers may not foot due to rounding

(1)	Adjusted EBITDA for each respective business unit is a non-GAAP measure used by the Company and a reconciliation of actual performance to GAAP measures is provided in Appendix A.

The business unit performance metric for Mr. Schell was the finance, facilities and administrative department budgets and the percentage payout of target for 2019  was 118%.  The specific goal for this  metric is not disclosed for competitive purposes.

The achievement of synergies, net revenue, which is revenues less cost of revenues, adjusted EBITDA and business unit performance are measured as of December 31, 2019. The target synergies, 2019 net revenues, adjusted EBITDA and business unit performance projections were presented to and reviewed by the Board as part of the Company’s annual budgeting process.  Adjustments to synergies from one year incremental run-rate synergies to three-year realized synergies and to certain of the functional support group business unit performance projections were further reviewed and approved in February 2020 by the Board to better reflect organizational performance.  In February 2020, we publicly disclosed the actual performance of 2019  three-year realized synergies, net revenues, adjusted EBITDA and European and Markets business unit performances.

Cboe Global Markets 2020 Proxy Statement	41

For 2019, the payout percentage for corporate performance of each named executive officer’s target annual incentive award opportunity ranged from  59% to 74%.

Individual Performance. For the 2019 annual incentive plan, individual performance goals were 25% of each named executive officer’s target annual incentive opportunity. Based upon the level of achievement for each goal as provided by management, the Compensation Committee determined the payout percentage of target annual incentive award opportunity for individual performance for each named executive officer.

Early in 2019, the Compensation Committee set the following corporate strategic goals and considered the following achieved performance in 2019:

Goal	Performance
Build a strong performance culture that attracts, engages, develops and retains key talent	Completed and analyzed employee engagement survey and started to implement organizational changes, such as manager trainings
Deploy our core strengths for the benefit of index and product partners

   Continued product innovation with the launch of Monday expiring options on XSP, our mini-SPX contract, and futures on AMERIBOR

    Developed new benchmarks on MSCI Emerging Markets and EAFE indices

   Opened a new trade reporting and trading venue in Amsterdam

   Launched Cboe Closing Cross, a post-close trading service

   Provided world class education on our products through Cboe Risk Management Conferences

Mergers and acquisitions performance	Reviewed mergers and acquisition performance and strategy, leading to the sale of a majority of the Company’s interests in Cboe Vest
Broaden geographic reach	Expanded international reach by permitting direct access to CFE and Cboe Options from Trading Permit Holders in Spain and Switzerland

The Compensation Committee received input from Mr. Tilly regarding the individual performances and recommendations regarding incentive compensation of the executive officers. The Compensation Committee, with input from the Board, also evaluated the performance of Mr. Tilly.

42	Cboe Global Markets 2020 Proxy Statement

The table below shows Mr. Tilly’s individual goals and achieved performance highlights in 2019.

Goal	Performance
Manage the Company and its affiliates to achieve the corporate strategic goals listed above	As discussed above and in “2019 Business Highlights,” overall, substantially performed on targeted 2019 strategic goals
Manage internal and external communications with the investment community, government and the public to promote integrity of the markets and/or products

    Engaged with holders of approximately 41 percent of our common stock outstanding at investor and industry conferences, conducting investor road shows in major U.S. cities and hosting meetings at our corporate headquarters

   Met with government officials ranging from U.S. Congressional representatives to SEC and CFTC officials

Manage business continuity in key departments as roles are being defined	Held routine succession planning meetings to determine appropriate talent pipeline and retention risk Oversaw alignment of sales and coverage teams across regions and products
Work with the Compensation Committee and the Board to enhance the Company’s succession plan for all senior management positions with specific focus on the CEO and COO roles	Held succession planning meetings with Compensation Committee Identified and developed a successor talent bench across critical positions
Embrace a culture of inclusion through pay parity analysis and developing a pipeline of diverse talent

    Completed and analyzed pay parity study and adjusted compensation as necessary

    Completed employee diversity study to determine potential areas for improvement

    Held routine succession planning meetings to determine appropriate talent pipeline, including a focus on diverse talent

Cboe Global Markets 2020 Proxy Statement	43

The table below shows Mr. Isaacson’s individual goals and achieved performance highlights in 2019.

Goal	Performance
Manage the Company and its affiliates to achieve the corporate strategic goals listed above	As discussed above and in “2019 Business Highlights,” overall, substantially performed on targeted 2019 strategic goals
Effectively communicate with the investment community so as to cultivate a loyal stockholder base

    Engaged with holders of approximately 41  percent of our common stock outstanding at investor and industry conferences, conducting investor road shows in major U.S. cities and hosting meetings at our corporate headquarters

Manage the operation of the Company and its affiliates to ensure reliable and efficient service at a competitive cost	Expense management is woven throughout the fabric of the company and led to a 3% decrease in operating expenses compared to 2018, including achievement of planned expense synergies from integration
Maintain a high level of systems performance during the migration to the Bats technology platform	Successfully completed migration of trading platforms on schedule Implemented VIX settlement enhancements
Assess risks to the company and ensure they are monitored and minimized	Reviewed and analyzed enterprise risk management program on a periodic basis with key Company leaders and the Risk Committee
Maintain high levels of customer interaction as integration with Bats is completed	Held numerous customer conference calls leading up to the C1 migration Continued open dialogue with customers All material customers switched over to the new C1 trading platform
Ensure retention of key talent and institutional knowledge by maintaining overall engagement during migration to the Bats technology platform

    Held routine succession planning meetings to determine appropriate talent pipeline, including focus on retention of key talent through the integration of Bats and migration of the final C1 trading platform

    Maintained high retention through multi-year integration

Based on the above factors and its deliberations, the Compensation Committee determined the payout percentage for individual performance of each named executive officer’s target annual incentive award opportunity. Such individual performance payout percentages of target ranged from 117% to 200%.

44	Cboe Global Markets 2020 Proxy Statement

Actual Performance. For 2019, the following table shows the combined payout percentage for corporate and individual performance of each named executive officer’s target annual incentive award opportunity. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below reflects amounts paid under the annual incentive plan.

	2019 Target Annual
	Incentive	2019 Percentage
	Opportunity as	Payout of
	Percentage of	Target Incentive
Named Executive Officer	Base Salary	Opportunity
Edward T. Tilly	165%	80%
Christopher A. Isaacson	150%	95%
Brian N. Schell	140%	80%
Mark S. Hemsley	115%	85%
Bryan Harkins	100%	73%

Technology Platform Migration Cash Incentive Plan

Mr. Isaacson was eligible for additional cash incentive awards of up to $1,500,000 in the aggregate if he achieved the successful migrations of CFE, C2 and C1 to the Bats technology platform during the three-year period following our acquisition of Bats.  This incentive was designed to reward Mr. Isaacson for the successful technology platform migrations because of their importance to Cboe’s long-term strategic plan and their potential impact on achieving financial results and expense synergy targets.

As a result of the successful migrations of CFE and C2 to the Bats technology platform on February 25, 2018 and May 14, 2018, respectively, the Compensation Committee awarded Mr. Isaacson two cash awards in the aggregate amount of $1,000,000.  Further, as a result of the successful migration of C1 to the Bats technology platform on October 7, 2019, the Compensation Committee awarded Mr. Isaacson his final cash award in the amount of $500,000.    The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table reflects these cash awards paid to Mr. Isaacson.

Long-Term Incentive Plan

Overview.  The Compensation Committee strongly believes that a stock ownership culture enhances our long-term success. We have adopted the Second Amended and Restated Long-Term Incentive Plan, which was approved by stockholders at the 2016 Annual Meeting of Stockholders. Under the plan, the Compensation Committee may grant equity or cash awards, including restricted stock, restricted stock units and options. Stock options were not featured in our long-term incentive program in 2019.

The Compensation Committee believes that equity awards assist us in meeting the following goals:

     aligning the financial interests of our Board members and executive officers with the interests of our stockholders;

     aligning our Board and executive compensation with that of our peers in terms of components and value;

     providing competitive compensation to assist in retaining highly skilled and qualified Board members and executives; and

     deferring a significant portion of total compensation to the future, providing strong retentive value and linking the ultimate value of the award to our future stock price.

Cboe Global Markets 2020 Proxy Statement	45

In connection with our acquisition of Bats, the Company assumed the Bats Global Markets, Inc. 2009 Stock Option Plan (the “2009 Plan”), the Bats Global Markets, Inc. Third Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”) and the Bats Global Markets, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”, and collectively, the “Bats Plans”). Restricted stock and stock options were granted to Bats’ employees under the Bats Plans and vest in equal annual installments over either three or four years. The stock options and some restricted stock granted under the Bats Plans are fully vested. Following Bats’ initial public offering, no new awards could be made under the 2009 Plan and 2012 Plan. No awards have been made under the Bats Plans subsequent to our acquisition of Bats. We will not grant any additional awards under the Bats Plans; however, there are still awards outstanding under these plans. Information on the outstanding awards and shares of common stock reserved under the Bats Plans is provided more fully below under “Equity Compensation Plan Information.”

2019 Grants.  For 2019, the Compensation Committee set each named executive officer’s target long-term incentive value based on comparative market data and individual performance. Once the Compensation Committee set the target long-term incentive value for each named executive officer, one-half of the target value was granted in the form of time-based RSUs and one-half of the target value was granted in the form of PSUs.

     Time-Based Restricted Stock Units. Time-based RSUs comprise 50% of the 2019 total target long-term incentive award value and have a three-year vesting period, with one-third of the RSUs vesting on each of the first, second and third anniversaries of the grant date. The vesting of these awards is not subject to performance conditions. The Compensation Committee granted time-based RSUs to align the interests of management with stockholders and to provide a retention incentive.

     Performance-Based Restricted Stock Units. PSUs comprise the remaining 50% of the 2019 total target long-term incentive award value. As described below, one-half of PSU grants are subject to the achievement of relative total stockholder return (“TSR”) measured against pre-determined performance goals and one-half of PSU grants are subject to the achievement of earnings per share (“EPS”) measured against pre-determined performance goals, both over a three-year performance period.  The PSU grants cliff-vest following the completion of the three-year performance period.

o

Performance-Based Restricted Stock Units subject to Relative Total Stockholder Return (“PSUs-TSR”). 25% of the 2019 total target long-term incentive award value is subject to the achievement of relative TSR measured against pre-determined performance goals over a three-year performance period. The number of PSUs-TSR that will vest at the end of the three-year performance period will vary from 0% to 200% of the target number of PSUs-TSR granted to each named executive officer, based on our TSR relative to the TSR for the S&P 500 Index during the three-year performance period. We calculate TSR as the increase in our stock price over the performance period plus reinvested dividends, divided by the stock price at the beginning of the performance period. The Compensation Committee selected the relative TSR performance metric to incent management to increase TSR for the benefit of stockholders, and believes that tying a portion of each executive’s compensation to TSR compared to a broad index encourages management to generate superior returns.

o

Performance-Based Restricted Stock Units subject to Earnings Per Share (“PSUs-EPS”). 25% of the 2019 total target long-term incentive award value is subject to the achievement of cumulative EPS measured against pre-determined performance goals over a three-year performance period. The number of PSUs-EPS that will vest at the end of the three-year performance period will vary from 0% to 200% of the target number of PSUs-EPS granted to each named executive officer,  based on our cumulative EPS during the three-year

46	Cboe Global Markets 2020 Proxy Statement

performance period, as adjusted for certain extraordinary, unusual or non-recurring items. The Compensation Committee selected the cumulative EPS performance metric to encourage management to continue growing the business and increasing trading and listings on our exchanges. Because of the operating leverage inherent in our business, the Compensation Committee believes that EPS growth over the next three years is an appropriate performance measure for these awards.

The Compensation Committee equally weighted PSUs-TSR and PSUs-EPS so that management will maintain an equal focus on enhancing Company TSR and profitably grow the Company to increase EPS.

The Company will settle vested RSUs and PSUs in shares of the Company’s common stock. For each vested RSU or PSU, the named executive officer will receive one share of our common stock. To receive shares earned under RSUs and PSUs, a named executive officer must be continuously employed during the applicable service period or performance period, subject to acceleration in the event of a change in control and qualified termination or in the event of a participant’s earlier death, disability or qualified retirement.

The following table shows the target equity award value and number of time-based RSUs that were granted to each named executive officer on February 19, 2019.  The target equity award value and the closing share price on February 13, 2019 were used to calculate the number of shares that were granted on February 19, 2019.

Named Executive Officer	# of Shares	Target Value of Stock
Edward T. Tilly	22,632	$2,150,000
Christopher A. Isaacson	6,579	$625,000
Brian N. Schell	6,842	$650,000
Mark S. Hemsley	4,474	$425,000
Bryan Harkins	3,158	$300,000

The following table shows the target equity award value and number of PSUs (tied to TSR and EPS performance) that were granted to each named executive officer on February 19, 2019 and the number of PSUs that would be paid at achievement of threshold, target and maximum performance goals.  The target equity award value and the closing share price on February 13, 2019 were used to calculate the number of shares that were granted on February 19, 2019.  With respect to Mr. Hemsley, the amounts do not reflect proration for the portion of the performance period completed at the time of termination.

		# of Shares			Target Value of Stock
		Threshold	Target	Maximum
Named Executive Officer	Performance Metric	(50% Payout)	(100% Payout)	(200% Payout)
Edward T. Tilly	2019-2021 TSR	5,658	11,316	22,632	$1,075,000
	2019-2021 EPS	5,658	11,316	22,632	$1,075,000
Christopher A. Isaacson	2019-2021 TSR	1,645	3,289	6,578	$312,500
	2019-2021 EPS	1,645	3,289	6,578	$312,500
Brian N. Schell	2019-2021 TSR	1,711	3,421	6,842	$325,000
	2019-2021 EPS	1,711	3,421	6,842	$325,000
Mark S. Hemsley	2019-2021 TSR	1,119	2,237	4,474	$212,500
	2019-2021 EPS	1,119	2,237	4,474	$212,500
Bryan Harkins	2019-2021 TSR	790	1,579	3,158	$150,000
	2019-2021 EPS	790	1,579	3,158	$150,000

Cboe Global Markets 2020 Proxy Statement	47

The following table displays the threshold, target and maximum performance goals for the PSU awards granted in 2019, measured over the performance period from January 1, 2019 through December 31, 2021.

	Threshold	Target	Maximum
	(50% Payout)	(100% Payout)	(200% Payout)
Relative TSR Compared to S&P 500	20th Percentile	50th Percentile	80th Percentile
Cumulative EPS	$16.46	$17.94	$19.50

For performance levels that fall between the goals shown above, the percentage of PSUs that vest will be determined by straight line interpolation, provided that no PSUs will vest if the performance does not equal or exceed the threshold amount.

Pursuant to the terms of the equity award agreements, the vesting of all outstanding RSUs accelerated upon Mr. Hemsley’s qualified retirement.  In addition, his outstanding PSUs will vest pro-rata based on the number of days in employment during the performance period and subject to attainment of the applicable performance goals through the full performance period.

2019 Special One-Time Grants.  The Compensation Committee granted a special one-time equity award ("Special Grant") of 3,158 shares on February 19, 2019 to Mr. Harkins, with a target equity award value of $300,000. The target equity award value and the closing share price on February 13, 2019 were used to calculate the number of shares that were granted on February 19, 2019.    These time-based RSUs cliff-vest in full on the third anniversary of the grant date. The vesting of this award is not subject to performance conditions.

The Company will settle vested Special Grant RSUs in shares of the Company's common stock. For each vested RSU, the named executive officer will receive one share of our common stock. To receive shares earned under RSUs, Mr. Harkins must be continuously employed during the applicable service period, subject to acceleration in the event of a change in control and qualified termination or in the event of a participant's earlier death, disability or qualified retirement.

The Compensation Committee granted the Special Grant RSUs to further align the interests of Mr. Harkins with stockholders, recognize past performance and provide an additional retention incentive.

2017 PSU Grants Vested. In early 2020, the Compensation Committee determined, with respect to the 2017 grants of PSUs, the achievement of TSR measured against the pre-determined performance goal, over a three-year performance period from January 1, 2017 through December 31, 2019. The TSR percentile attained was the 69th percentile, and so 164% of the target number of PSUs-TSR vested for each applicable named executive officer.

The specific performance goal for the PSUs-TSR for the 2017‑2019 performance period was previously disclosed in our proxy statement covering 2017 compensation.  Messrs. Schell and Harkins did not receive the 2017 grant of PSU awards.

Certain details of the PSUs that vested based on achievement of 2017‑2019 TSR performance goal are as follows and do not include the dividend equivalent payments.

			# of Shares
			at Target	# of Shares
Named Executive Officer	Grant Date	Performance Metric	(100% Payout)	Vested
Edward T. Tilly	February 19, 2017	2017-2019 TSR	18,657	30,555
Christopher A. Isaacson	February 28, 2017	2017-2019 TSR	3,110	5,094
Mark S. Hemsley	February 28, 2017	2017-2019 TSR	3,707	6,071

48	Cboe Global Markets 2020 Proxy Statement

Other Executive Compensation Program Considerations

Stock Ownership and Holding Guidelines

The Compensation Committee adopted stock ownership and holding guidelines, shown below, specifying the levels of stock ownership that each named executive officer must maintain while employed by us. For purposes of this ownership requirement, (a) shares owned outright or in trust and (b) restricted stock or stock units, including shares or units with time-based or performance conditions that have been granted but are unvested, are counted toward the guidelines.

Each named executive officer has five years to meet the guidelines from the date that such officer was appointed to his or her position or within four years of May 2019 for named executive officers then-serving when the guidelines were updated in May 2019.  Each named executive officer is required to hold all shares until the guidelines are met, except for sales of shares to pay taxes with respect to the vesting or exercising of equity grants.  As of December 31, 2019, each named executive officer has met the applicable holding requirement based on his position with us.

Named Executive Officer	Holding Requirement
Edward T. Tilly	Six times base salary
Christopher A. Isaacson	Four times base salary
Brian N. Schell	Three times base salary
Mark S. Hemsley	Three times base salary
Bryan Harkins	Three times base salary

Hedging Policy

Our Insider Trading Policy prohibits our executive officers and all employees, except as set forth below, from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock.

None of our executive officers has existing hedges on shares of our common stock.

Employees, other than our executive officers, may enter into the following types of security transactions on our common stock through the purchase or sale of exchange-traded options, provided that they otherwise comply with the remainder of our Insider Trading Policy:

     covered calls (i.e., the writing of exchange-traded call options covering a number of shares less than or equal to the total number of unrestricted shares and vested shares owned by the call writer); and

     collars for hedging purposes (i.e., the sale of exchange-traded call options and the purchase of an equivalent number of put options, in each case, covering a number of shares less than or equal to the total number of unrestricted shares and vested shares owned by the holder).

As one of the world’s largest exchange holding companies, offering cutting-edge trading and investment solutions to investors around the world and owning the largest options exchange, we believe options are first and foremost incredibly useful and powerful risk mitigation tools that can help protect an investor’s financial portfolio.  From buying puts to hedge the downside risk of owning a stock to writing covered calls to collect income, listed options strategies are protective tools employed by institutions, pension funds, and individual investors.  As such, we believe that it is appropriate for our employees, other than our executive officers, to engage in the above mentioned selected hedging transactions, because these strategies help empower our employees to preserve their investment capital and protect their financial future, while continuing to own our common stock and be invested in their workplace,

Cboe Global Markets 2020 Proxy Statement	49

     employees are required to comply with our Insider Trading Policy and other policies, which may include trade monitoring, receiving certain pre-approvals and observing blackout periods when purchasing or selling options, employees must wait generally one year until a portion of their equity grants vest before they are able to purchase or sell options on the related vested common stock,

    the interests of our employees continue to be aligned with our stockholders through their continued ownership of our common stock and ability to retain their rights to voting and dividends as Cboe stockholders, employees are able to collect income on their common stock from the sale of options without having to sell our stock, and due to their continued ownership of our common stock, employees continue to be discouraged from excessive risk-taking that could negatively impact our business and stock price over time.

Pledging Policy

Our Insider Trading Policy prohibits our executive officers and all employees from entering into any pledges or margin loans on shares of our common stock. None of our executive officers have existing pledges or margin loans on shares of our common stock.

Clawbacks

The Compensation Committee has a policy for the clawback of cash incentive payments and long-term incentives based on the provisions of the Dodd-Frank Act. The policy provides that we will attempt to recover incentive amounts paid to executive officers in the event of any material noncompliance with any financial reporting requirement. The policy has a three-year look-back and applies to both current and former executives, regardless of such executive’s involvement in the noncompliance. The equity award agreements contain provisions applying the clawback policy to equity grants.

Employee Benefit Plans, Severance, Change in Control and Employment-Related Agreements

We provide medical, life and disability insurance coverage to all of our employees, including our named executive officers.  In addition, for named executive officers and certain other employees, we provide participation in the Supplemental Executive Retirement Plan (“SERP”) and the Executive Retirement Plan (“ERP”), which are described more fully below under “Summary Compensation – Non-Qualified Deferred Compensation Plans.”  We offer this coverage in order to provide a competitive benefits program, a level of protection for catastrophic events and income during retirement. The SERP and ERP plans are defined contribution plans, and we do not provide any defined benefit retirement plans to our executive officers or employees. Effective January 1, 2017, the Company froze the ERP to new executive officers and employees.

As of December 31, 2019, we had an employment agreement with Mr. Tilly and an Executive Severance Plan for other executive officers in order to encourage retention, maintain a consistent management team to effectively run our operations, assist with separation proceedings and allow executives to focus on our strategic business priorities. The employment agreement with Mr. Tilly and the Executive Severance Plan contain severance and change in control provisions and are described more fully below under “Severance, Change in Control and Employment-Related Agreements.” Any payments under the employment agreement and the Executive Severance Plan upon a change in control will only occur if the named executive officer’s employment is terminated without cause or he or she resigns for good reason during a set period following the change in control, known as a double trigger provision.

50	Cboe Global Markets 2020 Proxy Statement

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications of compensation to us and the tax implications to our named executive officers.  Historically, to the extent possible, the Compensation Committee strove to provide compensation deductible under Section 162(m) of the Internal Revenue Code and, to that end, certified, as applicable, the level of attainment of the performance targets under the Second Amended and Restated Long-Term Incentive Plan annually in accordance with Section 162(m). Nonetheless, changes in tax laws or their interpretation and other outside factors may affect the deductibility of certain compensation payments. For example, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, limits the deductibility of compensation paid to our named executive officers to $1 million each year for taxable years beginning after December 31, 2017.  Even though “performance-based” criteria is no longer relevant in determining whether compensation is deductible for tax purposes, the Compensation Committee plans to continue to apply such criteria in structuring future compensation arrangements.  The Compensation Committee reserves the right to pay compensation that is not deductible for tax purposes when, in its judgment, such compensation is appropriate.

Compensation Committee Report

The Compensation Committee consists of Mr. Fitzpatrick, Chair, Mr. English, Ms. Froetscher and Mr. Parisi, each of whom the Board has determined are independent under BZX and Nasdaq listing rules and our Corporate Governance Guidelines. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our Investor Relations page at http://ir.Cboe.com.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the foregoing section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Compensation Committee

Edward J. Fitzpatrick, Chair

Frank E. English, Jr.

Janet P. Froetscher

James E. Parisi

Risk Assessment

We believe that any potential risks arising from our employee compensation policies and practices are not likely to have a material adverse effect on us. With assistance from Meridian, the Compensation Committee reviewed and discussed a risk assessment of our compensation policies and practices for all employees for 2019, including non-executive officers, in its oversight capacity.

The Compensation Committee and management considered a number of factors, including the following factors, when reviewing potential risk from our employee compensation policies and practices:

     Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

     The variable (“at-risk”) portions of compensation are designed to reward both annual and long-term performance. We believe that this design mitigates any incentive for short-term risk-taking that could be detrimental to the Company’s long-term best interests.

Cboe Global Markets 2020 Proxy Statement	51

     Our senior executives are subject to stock ownership and holding guidelines, which we believe provide incentives for our executives to consider the long-term interests of the Company and our stockholders and discourage excessive risk-taking that could negatively impact our stock price over time.

     We include clawback provisions in our executives’ cash incentive and equity incentive awards as a mechanism to recover compensation in the event of financial reporting wrongdoing.

     We utilize an independent compensation consultant to provide the Compensation Committee with advice on best practices and the risks associated with various compensation policies.

52	Cboe Global Markets 2020 Proxy Statement

SUMMARY COMPENSATION

2019 Summary Compensation Table

The table below sets forth, for the years indicated below, the compensation earned by our named executive officers.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation(2)	Compensation(3)	Total
Edward T. Tilly	2019	$1,265,000	$—	$4,336,178	$1,669,800	$941,807	$8,212,785
Chairman, President and	2018	$1,265,000	$—	$3,237,079	$3,219,374	$731,684	$8,453,137
Chief Executive Officer	2017	$1,150,000	$—	$6,070,988	$2,461,058	$737,887	$10,419,933
Christopher A. Isaacson	2019	$650,000	$—	$1,260,406	$1,430,575	$201,031	$3,542,012
Executive Vice President	2018	$540,000	$—	$637,761	$2,236,384	$147,587	$3,561,732
and Chief Operating Officer
Brian N. Schell	2019	$521,000	$—	$1,310,893	$581,376	$142,845	$2,556,114
Executive Vice President,	2018	$521,000	$—	$704,928	$1,122,984	$68,845	$2,417,757
Chief Financial Officer and
Treasurer
Mark S. Hemsley	2019	$643,574	$—	$857,196	$629,312	$—	$2,130,082
Executive Vice President,	2018	$619,379	$—	$588,566	$1,175,272	$—	$2,383,217
President Europe (4)	2017	$544,377	$—	1,245,474	$741,816	$13,500	$2,545,167
Bryan Harkins	2019	$500,000	$—	$902,414	$365,750	$24,020	$1,792,184
Executive Vice President,
Head of Markets

(1)

The amounts in the stock award column for 2019 include the grant date aggregate fair value of the awards of RSUs granted on February 19, 2019 for service in 2019, as computed in accordance with stock-based compensation accounting rules (Financial Standards Accounting Board ASC Topic 718) and  for PSUs-TSR and PSUs-EPS, as computed in accordance with the Monte Carlo valuation model method.

Assumptions used in the calculation of these amounts are included in the footnotes to our 2019  consolidated financial statements, which are included in our Annual Report on Form 10‑K for the year ended December 31, 2019 filed with the SEC.

(2)

The amounts shown reflect awards to the named executive officers under our annual incentive plan. The amount shown for Mr. Isaacson also includes the achievement of the performance conditions with respect to two awards of $500,000  each in 2018 and one award of $500,000 in 2019 in recognition of his contributions to the successful migrations of CFE, C2 and C1 to Bats technology. For a discussion of our plans, please see “Compensation Discussion and Analysis—2019 Elements of Executive Compensation Program—Annual Incentive” and “—Technology Platform Migration Cash Incentive Plan” above.  Annual incentive payments for services performed in 2017, 2018 and 2019 by named executive officers were paid in early 2018, 2019, and 2020, respectively.

(3)

The amounts shown represent benefits that were, from time to time, made available to our executives, including retirement plan contributions. For more information on the amounts shown in this column for 2019, please see the following “2019 All Other Compensation Detail Table.”

(4)

Mr. Hemsley resigned as Executive Vice President effective December 31, 2019 and his last day with the Company was February 28, 2020.    Information presented for Mr. Hemsley for 2017 is from February 28, 2017, the date that he joined the Company with our acquisition of Bats, to December 31, 2017.  Mr. Hemsley receives his cash compensation in British pounds. The 2019 amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.33, which was the exchange rate as of December 31, 2019. The 2018 amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.28, which was the exchange rate as of December 31, 2018. The 2017 amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.35, which was the exchange rate as of December 31, 2017.

Cboe Global Markets 2020 Proxy Statement	53

2019 All Other Compensation Detail Table

	Qualified Defined	Non-Qualified Defined		Matching Gift
Name	Contributions(1)	Contributions(2)	Insurance(3)	Program (4)
Edward T. Tilly	$22,400	$917,601	$1,806	$—
Christopher A. Isaacson	$22,400	$168,211	$420	$10,000
Brian N. Schell	$22,400	$109,119	$966	$10,000
Mark S. Hemsley	$—	$—	$—	$—
Bryan Harkins	$22,400	$—	$420	$1,200

(1)

The amounts shown are matching contributions to our qualified 401(k) plan, the Cboe Global Markets SMART Plan (“SMART Plan”), on behalf of each of the officers listed. In 2019, we matched 200% of employee contributions up to 4% of the employee’s compensation, subject to statutory limitations.

(2)

The amounts shown are our contributions to the non-qualified defined contribution plans on behalf of each named executive officer, including contributions, as applicable, made to the Supplemental Executive Retirement Plan and Executive Retirement Plan. We matched 200% of such employee’s contributions. These plans are described more fully below under “Non-Qualified Defined Contribution Plans.”

(3)	Represents the amount attributable to taxable life insurance in excess of $50,000.
(4)

Amounts represent those provided through our Matching Gift Program that is available to all full-time employees with at least one year of service.  During 2019, we matched eligible gifts from a minimum of $50 to an aggregate maximum gift of $10,000 per employee, per calendar year. Amounts listed only represent matching gifts made to qualified non-profit organizations on behalf of the named executive officers and do not represent total charitable contributions made by them during the year.

54	Cboe Global Markets 2020 Proxy Statement

2019 Grants of Plan-Based Awards Table

The 2019 grants of plan-based awards are as follows and are explained in more detail below:

									All Other
									Stock
									Awards:	Grant Date
			Estimated Future Payouts Under						Number of	Fair Value of
			Non-Equity Incentive Plan			Estimated Future Payouts Under			Shares of	Stock and
			Awards			Equity Incentive Plan Awards			Stock or	Option
Name	Grant Date		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards
Edward T. Tilly	n/a		$469,631	$2,087,250	$4,017,956	—	—	—	—	—
	2/19/2019		—	—	—	5,658	11,316	22,632	—	$1,065,515
	2/19/2019		—	—	—	5,658	11,316	22,632	—	$1,065,515
	2/19/2019		—	—	—	—	—	—	22,632	$2,131,029
Christopher A. Isaacson	n/a		$219,375	$975,000	$1,876,875	—	—	—	—	—
	2/19/2019		—	—	—	1,645	3,289	6,578	—	$309,692
	2/19/2019		—	—	—	1,645	3,289	6,578	—	$309,692
	2/19/2019		—	—	—	—	—	—	6,579	$619,479
Brian N. Schell	n/a		$164,115	$729,400	$1,404,095	—	—	—	—	—
	2/19/2019		—	—	—	1,711	3,421	6,842	—	$322,121
	2/19/2019		—	—	—	1,711	3,421	6,842	—	$322,121
	2/19/2019		—	—	—	—	—	—	6,842	$644,243
Mark S. Hemsley(1)	n/a		$157,378	$740,600	$1,444,170	—	—	—	—	—
	2/19/2019		—	—	—	1,119	2,237	4,474	—	$210,636
	2/19/2019		—	—	—	1,119	2,237	4,474	—	$210,636
	2/19/2019		—	—	—	—	—	—	4,474	$421,272
Bryan Harkins	n/a		$106,250	$500,000	$975,000	—	—	—	—	—
	2/19/2019		—	—	—	790	1,579	3,158	—	$148,679
	2/19/2019		—	—	—	790	1,579	3,158	—	$148,679
	2/19/2019		—	—	—	—	—	—	3,158	$297,357
	2/19/2019	(2)	—	—	—	—	—	—	3,158	$297,357

(1)	Mr. Hemsley receives his cash compensation in British pounds. The amounts reported were converted to U.S. dollars using a rate of £1.00 to $1.33, which was the exchange rate as of December 31, 2019.
(2)	These equity incentive awards were made in restricted stock units that are not subject to performance conditions and will vest in whole on the third anniversary of the grant date.

All of the equity incentive awards were made in restricted stock units, half of which are subject to performance conditions. Except as noted in the table above, the restricted stock unit awards that are not subject to performance conditions have a three-year vesting schedule under which one-third of the shares granted will vest each year on the anniversary of the grant date. Dividend equivalent payments are made on these restricted stock units.

Half of the restricted stock units subject to performance conditions, or 25% of the total restricted stock units, have a performance condition under which the number of units that will ultimately be awarded will vary from 0% to 200% of the original grant, based on our total stockholder return (calculated as the increase in our stock price over the performance period plus reinvested dividends, divided by the stock price at the beginning of the performance period) relative to the total stockholder returns for the S&P 500 Index during the performance period. The remaining half of the performance share units, or 25% of the total restricted stock units, have a performance condition under which the number of units that will ultimately be awarded will vary from 0% to 200% of the original grant, based on our cumulative earnings per share during the performance period. Dividend equivalent payments on these restricted stock units accrue and are paid out in shares upon vesting. The restricted stock units subject to performance conditions cliff-vest following the completion of the three-year performance period and are issued following the certification of the achievement of the performance conditions.

Cboe Global Markets 2020 Proxy Statement	55

For all of the awards, vesting will accelerate upon death, disability or the occurrence of a change in control and qualified termination. Vesting will also accelerate upon a qualified retirement, except that the restricted stock units subject to performance conditions accelerate pro-rata based on the number of days in employment during the performance period and subject to attainment of the applicable performance goals through the full performance period.  Under certain scenarios, Mr. Tilly’s employment agreement provides that he will be entitled to full vesting of his restricted stock units subject to performance conditions.  Mr. Tilly’s employment agreement is described more fully below under “Severance, Change in Control and Employment-Related Agreements.” Qualified retirement eligibility occurs once satisfying 65 years of age and 5 years of service for grants awarded before 2017 and once satisfying 55 years of age and 10 years of service for grants awarded in and after 2017.  With respect to Mr. Hemsley, grants awarded before 2018 did not provide for qualified retirement eligibility, however, for grants awarded in and after 2018, qualified retirement eligibility occurs once satisfying 55 years of age and 10 years of service.  Unless retirement eligible, unvested portions of the restricted stock units will be forfeited if the executive officer terminates employment with us prior to the applicable vesting date. The restricted stock units are subject to non-compete, non-solicitation and confidentiality covenants.

56	Cboe Global Markets 2020 Proxy Statement

2019 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards held by each named executive officer at December 31, 2019 based on the market value of our common stock on December 31, 2019.

	Stock Awards
				Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
				Number of Unearned		Market or Payout Value
	Number of Shares or		Market Value of Shares	Shares, Units or Other		of Unearned Shares, Units
	Units of Stock That		or Units of Stock	Rights That Have		or Other Rights That
Name	Have Not Vested (#)		That Have Not Vested	Not Yet Vested (#)		Have Not Yet Vested
Edward T. Tilly	6,219	(1)	$746,280
	10,365	(1)	$1,243,800
	9,366	(2)	$1,123,920
	22,632	(3)	$2,715,840
				18,657	(4)	$2,238,840
				7,025	(5)	$843,000
				7,025	(6)	$843,000
				11,316	(7)	$1,357,920
				11,316	(8)	$1,357,920
Christopher A. Isaacson (9)	11,336	(10)	$1,360,320
	1,111	(11)	$133,320
	6,219	(12)	$746,280
	1,037	(13)	$124,440
	1,846	(2)	$221,520
	6,579	(3)	$789,480
				3,110	(4)	$373,200
				1,384	(5)	$166,080
				1,384	(6)	$166,080
				3,289	(7)	$394,680
				3,289	(8)	$394,680
Brian N. Schell (9)	10,364	(10)	$1,243,680
	1,334	(11)	$160,080
	4,975	(12)	$597,000
	2,073	(13)	$248,760
	2,040	(2)	$244,800
	6,842	(3)	$821,040
				1,530	(5)	$183,600
				1,530	(6)	$183,600
				3,421	(7)	$410,520
				3,421	(8)	$410,520
Mark S. Hemsley (9)	8,097	(10)	$971,640
	778	(11)	$93,360
	7,413	(12)	$889,560
	1,236	(13)	$148,320
	1,704	(2)	$204,480
	4,474	(3)	$536,880
				3,707	(4)	$444,840
				1,277	(5)	$153,240
				1,277	(6)	$153,240
				2,237	(7)	$268,440
				2,237	(8)	$268,440
Bryan Harkins (9)	11,336	(10)	$1,360,320
	1,112	(11)	$133,440
	6,219	(12)	$746,280
	2,073	(13)	$248,760
	1,703	(2)	$204,360
	3,158	(3)	$378,960
	3,158	(14)	$378,960
				1,277	(5)	$153,240
				1,277	(6)	$153,240
				1,579	(7)	$189,480
				1,579	(8)	$189,480

(1)	Grant of restricted stock units not subject to performance conditions on February 19, 2017. This portion of the restricted stock units vested on February 19, 2020.
(2)

Grant of restricted stock units not subject to performance conditions on February 19, 2018. This remaining portion of the restricted stock units vested one-half on February 19, 2020 and will vest one-half on February 19, 2021.

(3)

Grant of restricted stock units not subject to performance conditions on February 19, 2019. These restricted stock units vested one-third on February 19, 2020 and will vest one-third on each of February 19, 2021 and February 19, 2022.

Cboe Global Markets 2020 Proxy Statement	57

(4)

Grant of restricted stock units on February 19, 2017, with respect to Mr. Tilly, and on February 28, 2017, with respect to Messrs. Isaacson and Hemsley, subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2017 through December 31, 2019. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units were issued on February 10, 2020 upon certification of the achievement of the performance conditions. See “Compensation Discussion and Analysis—2019 Elements of Executive Compensation Program—Long-Term Incentive Plan—2017 PSU Grants Vested” for more details.

(5)

Grant of restricted stock units on February 19, 2018 subject to an earnings per share performance condition for the period from January 1, 2018 through December 31, 2020. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units will be issued on or about February 19, 2021 upon certification of the achievement of the performance conditions.

(6)

Grant of restricted stock units on February 19, 2018 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2018 through December 31, 2020. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units will be issued on or about February 19, 2021 upon certification of the achievement of the performance conditions.

(7)

Grant of restricted stock units on February 19, 2019 subject to an earnings per share performance condition for the period from January 1, 2019 through December 31, 2021. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units will be issued on or about February 19, 2022 upon certification of the achievement of the performance conditions.

(8)

Grant of restricted stock units on February 19, 2019 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2019 through December 31, 2021. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units will be issued on or about February 19, 2022 upon certification of the achievement of the performance conditions.

(9)

Pursuant to the merger agreement, each award of restricted Bats common stock (“Bats restricted stock”) of the executive that was unvested immediately prior to the effective time of our acquisition of Bats (the “Effective Time”) was assumed by us and converted into an award of restricted shares of our common stock, subject to the same terms and conditions (including vesting schedule) that applied to the applicable Bats restricted stock immediately prior to the Effective Time (but taking into account any changes, including any acceleration of vesting of such Bats restricted stock, occurring by reason provided for in the merger agreement). The number of shares of our common stock subject to each such converted award of Bats restricted stock equals the number of shares of Bats common stock subject to the corresponding Bats restricted stock award multiplied by 0.4452.

(10)	Grant of Bats restricted stock on January 13, 2016. This portion of the restricted stock vested on January 13, 2020.
(11)	Grant of Bats restricted stock on January 13, 2017. This portion of the restricted stock vested on January 13, 2020.
(12)	Grant of restricted stock units not subject to performance conditions on February 28, 2017. These restricted stock units vested in whole on February 28, 2020.
(13)	Grant of restricted stock units not subject to performance conditions on February 28, 2017. This portion of the restricted stock units vested on February 28, 2020.
(14)	Grant of restricted stock units not subject to performance conditions on February 19, 2019. These restricted stock units will vest in whole on February 19, 2022.

58	Cboe Global Markets 2020 Proxy Statement

2019 Option Exercises and Stock Vested Table

The following table sets forth the options exercised and equity awards that vested during 2019.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise	Acquired on Vesting (#)	Vesting
Edward T. Tilly	—	$—	69,938	$6,578,654
Christopher A. Isaacson	30,000	$2,787,515	17,839	$1,728,416
Brian N. Schell	—	$—	18,203	$1,766,038
Mark S. Hemsley	14,039	$1,288,233	18,702	$1,923,376
Bryan Harkins	—	$—	20,876	$2,063,818

2019 Non-Qualified Deferred Compensation Table

		Executive	Registrant	Aggregate
		Contributions	Contributions	Earnings	Aggregate	Aggregate
		in Last	in Last	in Last	Withdrawals/	Balance at
Name (1)		FY (2)	FY (3)	FY (4)	Distributions	Last FYE
Edward T. Tilly	SERP	$168,175	$336,350	$316,311	$—	$3,132,655
	ERP	$—	$581,251	$57,481	$—	$2,960,027
Christopher A. Isaacson	SERP	$1,051,317	$168,211	$266,548	$—	$2,269,370
Brian N. Schell	SERP	$54,559	$109,119	$41,962	$—	$263,897
Bryan Harkins	SERP	$—	$—	$—	$—	$—

(1)

Executive and registrant contributions include contributions during 2019. Messrs. Isaacson, Schell and Harkins are not eligible to participate in the Executive Retirement Plan.  Mr. Hemsley, as a U.K. based employee, was not eligible to participate in the Supplemental Executive Retirement Plan nor the Executive Retirement Plan.

(2)

The amount of executive contributions made by each named executive officer and reported in this column is included in each named executive officer’s compensation reported in the Summary Compensation Table under the column labeled “Salary.”

(3)

The amount of registrant contributions reported in this column for each named executive officer is also included in his or her compensation reported in the Summary Compensation Table under the column labeled “All Other Compensation.”

(4)	Earnings are based upon the investment fund selected by the named executive officer for each plan.

Non-Qualified Defined Contribution Plans

We do not have a defined benefit retirement plan. We currently have two non-qualified defined contribution plans in which the named executive officers may, as applicable, participate: the Supplemental Executive Retirement Plan and the Executive Retirement Plan. The investment options for these plans only include investment options that are available under the qualified plan.

The SERP is designed for employees whose level of compensation exceeds the IRS defined annual compensation limit ($280,000 for 2019). Under the SERP, we match deferral contributions made by the employee under the SERP with respect to compensation in excess of the IRS compensation limit. These contributions mirror those under the 401(k) plan. In 2019, we matched employee contributions up to 4% of the employee’s compensation, subject to statutory limitations. We matched 200% of such contributions. Mr. Hemsley, as a U.K. based employee, was not eligible to participate in the SERP.

Cboe Global Markets 2020 Proxy Statement	59

Mr. Tilly is eligible to participate in the ERP. Our 2019 contribution to the ERP was 6% of each participant’s base salary and annual incentive, and, in the future, we expect to make further contributions consistent with this formula. Effective January 1, 2017, the ERP is frozen to new executive officers and employees. Messrs. Isaacson, Schell, Hemsley and Harkins are not eligible to participate in the ERP.

In 2019, Mr. Tilly participated in the age-based component of the ERP. In addition to the contribution to the ERP described in the preceding paragraph, under the age-based component, we contribute to each eligible employee’s account an amount equal to a percentage of the employee’s base salary and cash incentive, based on such employee’s age at the start of the year, as set forth in the table below.

Contribution
Age of Participant	Percentage
Under 45	1%
45 to 49	3%
50 to 54	6%
55 to 59	9%
60 to 64	11%
65 and over	None

All of our contributions to non-qualified defined contribution plans vest 20% for each year of continuous service, identical to the qualified 401(k) plan.  All of our named executive officers, other than Mr. Hemsley, are fully vested in the plans.

60	Cboe Global Markets 2020 Proxy Statement

SEVERANCE, CHANGE IN CONTROL AND EMPLOYMENT-RELATED AGREEMENTS

As of December 31, 2019, we had an employment agreement with Mr. Tilly and the rest of the named executive officers are covered by the Executive Severance Plan. The material terms of the agreement and the plan are discussed below.

Mr. Tilly’s Employment Agreement

Under the Employment Agreement, as amended and restated on May 16, 2019 (the “2019 Employment Agreement”), Mr. Tilly serves as our Chairman, President and CEO. The 2019 Employment Agreement was scheduled to expire on December 31, 2020, and thereafter would be automatically renewed for successive one-year terms unless either the Company or Mr. Tilly gave notice not to renew the agreement at least 180 days prior to the expiration of the then current term.

On February 11, 2020, Mr. Tilly entered into a new Employment Agreement replacing the 2019 Employment Agreement (the “2020 Employment Agreement” and, together with the 2019 Employment Agreement, the “Employment Agreements”), under which Mr. Tilly will continue to serve as our Chairman, President and CEO. The 2020 Employment Agreement is scheduled to expire on December 31, 2022, and thereafter will be automatically renewed for successive one-year terms (each, a “Renewal Period”) unless either the Company or Mr. Tilly gives notice not to renew the agreement at least 180 days prior to the expiration of the then current term.

The 2019 Employment Agreement provided and the 2020 Employment Agreement provides for an annual base salary of at least $1,265,000.   Mr. Tilly is also eligible to receive cash and equity incentive awards, each in the sole discretion of the Board. Mr. Tilly is entitled to participate in all of our employee benefit and fringe benefit plans that are generally available to similarly situated members of senior management. Pursuant to the Employment Agreements, Mr. Tilly agreed to certain non-compete and non-solicit provisions during the employment term and for two years thereafter, as well as indefinite confidentiality obligations.

Under the Employment Agreements, upon a termination of employment by the Company without cause or by Mr. Tilly for good reason, or if Mr. Tilly’s employment is terminated due to death or disability, Mr. Tilly (or his estate, as applicable) will be entitled to receive the following (collectively, the “Benefits”): (i) accrued but unpaid base salary through the date of termination; (ii) a pro-rated bonus equal to the bonus that Mr. Tilly would have received for the calendar year in which termination occurs, based on target performance, pro-rated for the portion of the calendar year worked; (iii) a lump sum cash severance payment in an amount equal to the sum of (A) two times the annual base salary in effect on the date of termination and (B) two times the target bonus for the year of termination; (iv) a lump sum cash payment in an amount equal to the aggregate amount of all employer contributions Mr. Tilly would have received had his employment continued for a period of two years under the SMART Plan, the SERP and the ERP; and (v) Company-paid premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or an amount equal to Mr. Tilly’s COBRA premiums, sufficient to cover full family health care for a period of 18 months following the termination of employment and, at the end of such period, reimbursement of premiums for six additional months of coverage under a comparable individual health policy.

Mr. Tilly would also receive these Benefits if he is terminated without cause or resigns for good reason within 24 months after a change in control, except that he will be reimbursed for 18 months of individual health coverage following the expiration of his COBRA period, rather than six months.

Cboe Global Markets 2020 Proxy Statement	61

In addition to the Benefits, under the 2020 Employment Agreement, upon a termination of employment by the Company without cause or by Mr. Tilly for good reason, Mr. Tilly (or his estate, as applicable) will be also entitled to receive full vesting of outstanding performance based restricted stock units based on the level of actual performance achieved.

The 2020 Employment Agreement also provides that upon a voluntary termination of employment by Mr. Tilly without good reason, Mr. Tilly (or his estate, as applicable) will be entitled to receive the following: (i) accrued but unpaid base salary through the date of termination; (ii) if not already paid prior to termination, bonus equal to the bonus that Mr. Tilly would have received for the calendar year prior to which termination occurs, based on actual performance; (iii) if termination is on or after January 1, 2023, full vesting of outstanding performance based restricted stock units granted prior to January 1, 2023, based on the level of actual performance achieved; and (iv) if termination is after the completion of a Renewal Period, full vesting of outstanding performance based restricted stock units granted during such Renewal Period, based on the level of actual applicable performance achieved.

Executive Severance Plan

Except as disclosed herein, the other named executive officers do not have employment agreements; however, the Compensation Committee believes it is appropriate to provide an Executive Severance Plan to encourage retention, maintain a consistent management team to effectively run our operations and allow executives to focus on our strategic business priorities. As of December 31, 2019, the plan covered Messrs. Isaacson, Schell, Hemsley, Harkins and other officers.

Under the plan, an executive who experiences an involuntary termination (as defined in the plan, which includes termination by us without cause and by the executive for good reason) is entitled to receive the following severance benefits:

     the executive’s accrued salary, unpaid expenses, accrued and unpaid vacation days through the date of termination and any unpaid bonus earned in any year prior to the year in which the executive’s employment terminates, an amount equal to a pro-rated bonus for the year of employment termination, based on target performance for such year,

     a severance payment in an amount equal to the sum of the executive’s base salary and target annual bonus, and

     COBRA premiums for 18 months.

Under the terms of the plan, if the executive’s employment is terminated either by us for cause, or by the executive other than for good reason (each as defined in the plan), we will pay the executive any unpaid bonus and accrued benefits.

If the executive is terminated in connection with a change in control, which includes a termination without cause or a resignation for good reason that occurs within a period beginning six months before a change in control and ending two years after, such executive will receive the severance benefits listed above. The plan also provides that we will require any successor to expressly assume and agree to maintain the plan.

62	Cboe Global Markets 2020 Proxy Statement

Severance Payments

The following table shows the potential additional payment to each officer pursuant to, for Mr. Tilly his employment agreement, and, for the other named executive officers, the Executive Severance Plan, each discussed above, upon the termination of the executive’s employment by us without cause or by the executive for good reason (including following a change in control), upon the executive’s death or disability, qualified retirement (if eligible) and by the executive without good reason.  The amounts shown assume that the termination or event occurred on December 31, 2019.  Mr. Hemsley receives his cash compensation in British pounds. The amounts reported below were converted to U.S. dollars using a rate of £1.00 to $1.33, which was the exchange rate as of December 31, 2019.

			Cash	Stock Vesting
Name		Salary	Incentive(6)	Acceleration (7)	Other(8)	Total
Edward T. Tilly	(1)	$2,530,000	$6,261,750	$10,093,940	$1,917,673	$20,803,363
	(2)	$2,530,000	$6,261,750	$12,470,520	$1,923,977	$23,186,247
	(3)	$2,530,000	$6,261,750	$12,470,520	$1,917,673	$23,179,943
	(4)	$0	$0	$10,093,940	$0	$10,093,940
	(5)	$0	$0	$10,093,940	$0	$10,093,940
Christopher A. Isaacson	(1)	$650,000	$1,950,000	$373,200	$34,519	$3,007,719
	(2)	$650,000	$1,950,000	$4,870,122	$34,519	$7,504,641
	(3)	$0	$0	$4,870,122	$0	$4,870,122
	(4)	$0	$0	$0	$0	$0
	(5)	$0	$0	$373,200	$0	$373,200
Brian N. Schell	(1)	$521,000	$1,458,800	$0	$32,745	$2,012,545
	(2)	$521,000	$1,458,800	$4,503,591	$32,745	$6,516,136
	(3)	$0	$0	$4,503,591	$0	$4,503,591
	(4)	$0	$0	$0	$0	$0
	(5)	$0	$0	$0	$0	$0
Mark S. Hemsley	(1)	$643,574	$1,480,220	$1,568,710	$0	$3,692,504
	(2)	$643,574	$1,480,220	$4,132,447	$0	$6,256,241
	(3)	$0	$0	$4,132,447	$0	$4,132,447
	(4)	$0	$0	$1,568,710	$0	$1,568,710
	(5)	$0	$0	$1,568,710	$0	$1,568,710
Bryan Harkins	(1)	$500,000	$1,000,000	$0	$34,519	$1,534,519
	(2)	$500,000	$1,000,000	$4,136,442	$34,519	$5,670,961
	(3)	$0	$0	$4,136,442	$0	$4,136,442
	(4)	$0	$0	$0	$0	$0
	(5)	$0	$0	$0	$0	$0

(1)	Represents amounts to be paid in connection with a termination of the executive’s employment by us without cause or by the executive for good reason.
(2)	Represents amounts to be paid in connection with a termination of the executive’s employment by us without cause or by the executive for good reason following a change in control.
(3)	Represents amounts to be paid in connection with death or disability.
(4)	Represents amounts to be paid in connection with a qualified retirement. Messrs. Isaacson, Schell and Harkins have not satisfied the retirement requirements of 55 years of age and 10 years of service.
(5)	Represents amounts to be paid in connection with a termination of the executive’s employment by the executive without good reason.
(6)

The amounts shown represent, in the aggregate, any unpaid bonus earned in any year prior to the year in which the executive’s employment terminates, a pro-rated target bonus amount, and a bonus payment in an amount equal to one or two times target bonus, as applicable.

(7)

If a retirement-eligible executive terminates for any reason, other than death or disability or a termination of the executive’s employment by us without cause or by the executive for good reason following a change in control, they are assumed to have taken a retirement. Amounts for Messrs. Tilly and Hemsley in rows 1, 4 and 5 include acceleration of vesting of certain equity awards, including full or pro-rata vesting of PSU awards, because each has satisfied the retirement requirements of 55 years of age and 10 years of service.  Amounts for Mr. Isaacson in rows 1 and 5 assume satisfaction of the performance period for the 2017 PSU awards as of December 31, 2019, which were certified and issued subsequent to the end of 2019.    The amounts shown are based on the market value of our common stock on December 31, 2019 and amounts that include PSU awards are shown at the target performance amount.

Cboe Global Markets 2020 Proxy Statement	63

(8)

The amounts shown represent amounts contributed on behalf of the executive under our qualified and non-qualified defined contribution plans in connection with such executive’s termination and estimated COBRA premium costs (based upon total monthly premiums as of December 31, 2019) for 18 months of coverage. The reimbursement payable to Mr. Tilly at the end of the COBRA continuation period for an additional 6 months of medical insurance coverage (additional 18 months if termination is within 18 months of a change in control) is not included. All of the named executive officers, other than Mr. Hemsley, are fully vested in our qualified and non-qualified defined contribution plans, so there is no acceleration of vesting on these events.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (other than Mr. Tilly, our Chairman, President and Chief Executive Officer) and the annual total compensation of Mr. Tilly. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2019, the median of the annual total compensation of all employees of the Company (other than our CEO) was $166,086 and the annual total compensation of our CEO was $8,212,785, as reported in the “Total” column of our 2019 Summary Compensation Table above. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 49 to 1.

We identified the median employee by reviewing the annual total compensation of all full-time, part-time and temporary employees employed by us on November  15, 2019 as reflected in our payroll records. Annual total compensation included salary, commissions, bonus, value of equity grants and value of benefits received. In making this determination, we used our employee population size of 783 employees as of November  15, 2019, which excluded, under the non-U.S. de minimis exception to the pay ratio rule, all of our associates in Ecuador (approximately  13) out of a total of 796 employees, or 1.6%.  After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for calculating total compensation for each of our named executive officers as set forth in the 2019 Summary Compensation Table above.

64	Cboe Global Markets 2020 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following is information about our equity compensation plans as of December 31, 2019.

Number of securities
	Number of securities		remaining available for
	to be issued upon		future issuance under
	exercise of	Weighted-average	equity compensation plans
	outstanding options,	exercise price of	(excluding securities
	warrants and	outstanding options,	reflected in column
Plan Category	rights(a)	warrants and rights(b)	(a))(c)
Equity compensation plans approved by security holders	N/A (1)	N/A (1)	4,592,713(2)
Equity compensation plans not approved by security holders	—	—	—
Total	— (1)	— (1)	4,592,713(2)

(1)

The Company has grants of unvested restricted stock and restricted stock units covering a total of 500,936 shares of our common stock as of December 31, 2019 under the Second Amended and Restated Long-Term Incentive Plan.

(2)

Consists, as of December 31, 2019, of 3,870,065 shares of our common stock available for future issuance under the Second Amended and Restated Long-Term Incentive Plan and 722,648 shares of our common stock available for future issuance under the Employee Stock Purchase Plan.

In connection with our acquisition of Bats, the Company assumed the Bats Plans. No awards were made under the Bats Plans subsequent to our acquisition of Bats. On March 1, 2017, we reserved 1,305,918 shares of our common stock for issuance under the Bats Plans. As of December 31, 2019,  10,834 shares of our common stock were covered by outstanding and unexercised options granted under the Bats Plans, which awards had a weighted average exercise price of $18.59 and all of which were exercisable as of December 31, 2019. Additionally, as of December 31, 2019,  67,325 shares of our common stock were covered by outstanding restricted stock awards granted under the Bats Plans. These shares are not included in the table above. We will not grant any future awards under the Bats Plans.

Cboe Global Markets 2020 Proxy Statement	65

AUDIT MATTERS

PROPOSAL 3  - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Following a competitive request for proposal process, on August 9, 2019, the Audit Committee approved the dismissal of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm, effective following the conclusion of the audits for the Company’s and its subsidiaries’ fiscal year ending December 31, 2019.  On the same day, the Audit Committee approved the engagement of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

The reports of Deloitte on the Company's consolidated financial statements for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.  During the years ended December 31, 2019 and 2018, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference thereto in their reports.  During the years ended December 31, 2019 and 2018, there were no "reportable events" requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2019 and 2018,  neither the Company nor anyone on its behalf consulted KPMG regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; or on the type of audit opinion that might be rendered on the consolidated financial statements of the Company, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Representatives of Deloitte and KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Although stockholder ratification is not required by our Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that stockholders ratify the selection of KPMG as our independent registered public accounting firm for the 2020 fiscal year. If stockholders do not ratify KPMG, the Audit Committee will reconsider its appointment.

The ratification of the appointment of KPMG as our independent registered public accounting firm for the 2020 fiscal year requires that a majority of the shares cast on this matter be cast in favor of the proposal.  Your broker is permitted to vote your shares of common stock on this matter even when you have not given voting instructions.  Abstentions will not be counted as votes cast and therefore will not affect the vote.

The Board and the Audit Committee recommend that stockholders vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for the 2020 fiscal year.

66	Cboe Global Markets 2020 Proxy Statement

Accounting Fees

The following table presents fees billed to us by Deloitte for the years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees	$2,928,489	$2,411,095
Audit-Related Fees	26,594	370,527
Tax Fees	341,428	293,999
All Other Fees	—	—
Total	$3,296,511	$3,075,621

Audit Fees consist of the aggregate fees billed for professional services rendered by Deloitte for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, quarterly reviews of our unaudited condensed consolidated financial statements, and audits of various domestic and international subsidiaries.

Audit-Related Fees consist of the aggregate fees billed for professional services by Deloitte for assurance and audit services related to audit of the Cboe Political Action Committee, services related to due diligence activities including our acquisition of Bats and other assurance services.

Tax Fees consist of the aggregate fees billed for professional services by Deloitte Tax LLP and Deloitte LLP, affiliates of Deloitte, for tax compliance, tax advice, tax planning and the preparation of federal and state tax filings.

Pre-Approval Policies and Procedures

The Audit Committee of the Board has adopted policies and procedures for the pre-approval of services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Such policies and procedures provide that the Audit Committee shall pre-approve all auditing and permitted non-audit services (including the fees and terms thereof).

As permitted under the Sarbanes-Oxley Act of 2002 and its pre-approval policies and procedures, the Audit Committee has delegated certain pre-approval authority to its Chair. The Chair must then report any pre-approval decisions to the Audit Committee at the next scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for our internal control over financial reporting and financial reporting process. Deloitte, our independent registered public accounting firm for fiscal year 2019, is responsible for performing an independent audit of our consolidated financial statements and for issuing a report on these consolidated financial statements and on the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

     The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements.

     The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

Cboe Global Markets 2020 Proxy Statement	67

     The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2019 for filing with the SEC.

We selected KPMG as the Company’s independent registered public accounting firm for fiscal year 2020. The Board is recommending that stockholders ratify that selection at the Annual Meeting.  See “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm” for more information.

Audit Committee

Carole E. Stone, Chair

William M. Farrow III

James E. Parisi

Michael L. Richter

68	Cboe Global Markets 2020 Proxy Statement

OTHER ITEMS

BENEFICIAL OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table lists the shares of our common stock that were beneficially owned as of March 19, 2020, or as of the date otherwise indicated below, and the percentage of our common stock beneficially owned, based on 109,719,823 shares outstanding on March 19, 2020, by each of:

     our directors and nominees,

     our named executive officers,

     our directors and nominees, named executive officers and other executive officers as a group, and beneficial owners of more than 5% of our common stock.

	Number of	Percent of
	Shares of	Voting
Name	Common Stock(1)	Common Stock
Edward T. Tilly (2)	205,972	*
Christopher A. Isaacson	59,558	*
Brian N. Schell	21,389	*
Mark A. Hemsley (3)	93,931	*
Bryan Harkins	40,127	*
Frank E. English, Jr.	4,373	*
William M. Farrow III	5,110	*
Edward J. Fitzpatrick	9,773	*
Janet P. Froetscher	12,405	*
Jill R. Goodman	12,558	*
Roderick A. Palmore	20,105	*
James E. Parisi	2,344	*
Joseph P. Ratterman (4)	34,857	*
Michael L. Richter	21,925	*
Jill E. Sommers	2,344	*
Carole E. Stone	13,819	*
Eugene S. Sunshine	20,405	*
Fredric J. Tomczyk	2,940	*
All serving directors, nominees, NEOs and other executive officers as a group (22 persons) (5)	623,043	*
The Vanguard Group(6)	12,049,946	10.98%
T. Rowe Price Associates, Inc.(7)	12,028,620	10.96%
BlackRock, Inc.(8)	9,450,519	8.61%

*       Less than 1%.

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(1)

Amounts include 1,236 shares, and 940 shares with respect to Mr. Tomczyk, of unvested restricted common stock granted to each non-employee director pursuant to the Second Amended and Restated Long-Term Incentive Plan. The number of shares of unvested restricted common stock held by all directors as a group is 15,772. The restricted stock units granted to our executives, which do not entitle the holder to voting rights and are described in the “Executive Compensation—Summary Compensation” section of this proxy statement, are not included in this table.    Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days.  As such, amounts also include shares of common stock that the named executive officers and the other executive officers who are not named executive officers have or will have the right to acquire pursuant to presently exercisable employee stock options, or stock options that will become exercisable or restricted stock units that will become vested within 60 days following March 19, 2020.

(2)

Amount includes 51,056 shares of common stock that Mr. Tilly has the right to acquire and be issued within 60 days following March 19, 2020 upon the acceleration of vesting of certain restricted stock units in connection with a qualified retirement.

(3)

As of December 31, 2019.  Amount also includes 9,885 shares of common stock that Mr. Hemsley had the right to acquire and be issued within 60 days following December 31, 2019 upon the acceleration of vesting of certain restricted stock units in connection with a qualified retirement.

(4)

Consists of 3,799 shares of common stock held of record by Mr. Ratterman and 31,058 shares of common stock held of record by the Joseph P. and Sandra M. Ratterman Trust. Joseph P. Ratterman and Sandra M. Ratterman, as Trustees of the Joseph P. and Sandra M. Ratterman Trust dated September 15, 2008, or their Successors in Trust, may be deemed to share voting power and dispositive power over the shares held by the Trust.

(5)	Amount includes 960 shares of common stock that other executive officers have the right to acquire within 60 days following March 19, 2020 upon the vesting of restricted stock units.
(6)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2020. The Schedule 13G/A reports that, as of December 31, 2019, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, has sole voting power with respect to 168,717 shares of common stock and sole dispositive power with respect to 11,853,229 shares of common stock. In addition, The Vanguard Group has shared voting power with respect to 39,474 shares of common stock and shared dispositive power with respect to 196,717 shares of common stock.

(7)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2020. The Schedule 13G/A reports that, as of December 31, 2019, T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202, has sole voting power with respect to 3,504,626 shares of common stock and sole dispositive power with respect to 12,028,620 shares of common stock.

(8)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 5, 2020. The Schedule 13G/A reports that, as of December 31, 2019, BlackRock Inc., 55 East 52nd Street New York, NY 10055, has sole voting power with respect to 8,489,249 shares of common stock and sole dispositive power with respect to 9,450,519 shares of common stock.

70	Cboe Global Markets 2020 Proxy Statement

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater-than-10% stockholders, if any, are required by regulation to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of those forms, any amendments that we have received and written representations from our executive officers and directors, we believe that all executive officers and directors and the owners of more than 10% of our common stock complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2019, except for the inadvertent omission of 13,694 shares of common stock from Mr. Harkins’ timely filed Form 3 on March 6, 2018, which shares were reported on an amended Form 3 filed on May 20, 2019.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee has responsibility for reviewing and approving all related party transactions. The Committee has adopted a related-party transactions approval policy. Under this policy, transactions between us and any executive officer, director or holder of more than 5% of our common stock, or any immediate family member of such person, must be approved or ratified by the Committee in accordance with the terms of the policy.  Except as noted below, since January 1, 2019, there were no transactions in which Cboe Global Markets or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a director, a director nominee, an executive officer, a security holder known to own more than 5% of our common stock or an immediate family member of any of the foregoing had, or will have, a direct or indirect material interest.

Thomas Sexton,  who serves as the Chief Executive Officer and President of the National Futures Association (“NFA”), is the brother of Patrick Sexton, our Executive Vice President, General Counsel and Corporate Secretary.  The NFA performs many regulatory functions on behalf of CFE, our subsidiary, pursuant to a regulatory services agreement with CFE.  The Company paid the NFA approximately $740,000 in fiscal year 2019 for the performance of such services.  Mr. Sexton recuses himself from matters  relating to the NFA.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by Cboe Global Markets with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) shall not be deemed to be “soliciting material” and will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the “Compensation Committee Report” shall not be deemed to be “soliciting material” and will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Cboe Global Markets’ Annual Report on Form 10‑K, except to the extent specifically provided otherwise in such filing.

Cboe Global Markets 2020 Proxy Statement	71

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must timely submit the proposal to the Corporate Secretary, Cboe Global Markets, Inc., 400 South LaSalle Street, Chicago, Illinois 60605. Stockholder proposals for inclusion in our proxy statement for the 2021 Annual Meeting of Stockholders must be received on or before December 3, 2020 and must comply in all other respects with applicable SEC rules.

Any stockholder who wishes to propose any business or nominate a person for election to the Board to be considered by the stockholders at the 2021 Annual Meeting of Stockholders, which proposal or nomination would not be included in the Company’s proxy statement, must notify the Corporate Secretary of Cboe Global Markets, Inc. in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the preceding paragraph and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the Annual Meeting.

As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC rules relating to stockholder proposals for inclusion in the proxy materials) must be received no earlier than January 12, 2021 and no later than February 11, 2021, unless our annual meeting date occurs more than 30 days before or more than 70 days after May 12, 2021, in which case the stockholder’s notice must be received not later than the tenth day following the day on which public announcement is first made of the date of the annual meeting. The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Corporate Secretary at the address set forth above.

VOTING INSTRUCTIONS

Why did I receive these proxy materials?

Our Board is asking for your proxy in connection with the Annual Meeting. By giving us your proxy, you authorize the proxyholders (Edward T. Tilly and Patrick Sexton) to vote your shares at the Annual Meeting according to the instructions that you provide. If the Annual Meeting is adjourned or postponed, your proxy will be used to vote your shares when the meeting reconvenes.

Our 2019 Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10‑K for the year ended December 31, 2019 (excluding exhibits), as filed with the Securities and Exchange Commission (the “SEC”), is being mailed to stockholders with this Proxy Statement.

Who can vote at the Annual Meeting?

You are entitled to vote your shares of our common stock if you were a stockholder at the close of business on March 19, 2020, the record date for the Annual Meeting. On that date, there were 109,703,100 shares of our common stock outstanding and 16,723 unvested restricted shares of our common stock outstanding, which have been granted to our employees and directors and have voting rights at the Annual Meeting. Therefore, there are 109,719,823 shares of voting common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at the Annual Meeting. Our outstanding common stock is held by approximately 155 stockholders of record as of March 19, 2020.    A list of stockholders of record will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 400 South LaSalle Street, Chicago, Illinois, 60605, and online during the Annual Meeting live audio webcast.

72	Cboe Global Markets 2020 Proxy Statement

Who is and is not a stockholder of record?

If you hold shares of common stock registered in your name at our transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), you are a stockholder of record.

If you hold shares of common stock indirectly through a broker, bank or similar institution, or are an employee or director who holds shares of restricted stock at Fidelity, you are not a stockholder of record, but instead hold in “street name.”  Please see the information under the heading “If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?” for important information.

If you are a stockholder of record, Broadridge is sending these proxy materials to you directly. If you hold shares in street name, these materials are being provided to you either by the broker, bank or similar institution through which you hold your shares.

What do I need to do to attend the Annual Meeting?

This year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live audio webcast. The live audio webcast of the Annual Meeting will also be available for listening to the general public, but participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders. You are entitled to participate in the Annual Meeting only if you were a stockholder at the close of business on March 19, 2020, the record date for the Annual Meeting,  or if you hold a valid proxy to vote at the Annual Meeting.

If you were a stockholder of record as of the close of business on March 19, 2020, or you hold a valid proxy for the Annual Meeting,  you will be able to attend the Annual Meeting via live audio webcast, vote your shares and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CBOE2020. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

If you were not a stockholder of record,  but you hold shares in street name and you want to attend the Annual Meeting via live audio webcast, vote your shares and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CBOE2020,  you must obtain, from the broker, bank or other organization that holds your shares, the information required, including a 16-digit control number, and you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

If you are not a stockholder or if you have lost your 16-digit control number,  you will be able to listen to the live audio webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/CBOE2020, but you will not be able to vote or submit your questions during the meeting.

The Annual Meeting will begin promptly at 9:00 a.m., Central time. We encourage you to access the meeting prior to the start time. Online access will open at 8:45 a.m., Central time, and you should allow ample time to log in to the meeting live audio webcast and test your computer audio system.

We recommend that you carefully review the procedures needed to gain admission in advance. If you do not comply with the procedures described here for attending the Annual Meeting via live audio webcast, you will not be able to participate online.

Please contact Investor Relations at investorrelations@Cboe.com or (312) 786‑5600 in advance of the Annual Meeting if you have questions about attending the Annual Meeting.

Cboe Global Markets 2020 Proxy Statement	73

If I am unable to attend the live audio webcast of the Annual Meeting, may I listen at a later date?

Yes, an audio replay of the Annual Meeting will be posted and publicly available on the Events and Presentations page of our Investor Relations website at http://ir.Cboe.com.  This audio replay will cover the entire Annual Meeting, including each stockholder question addressed during the Annual Meeting.

What if during the check-in period or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting live audio webcast?

During online check-in and continuing through the length of the virtual Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the live audio webcast. If you encounter any difficulties accessing the Annual Meeting during the check-in or at meeting time, please call (800)  586-1548 (U.S.) or (303)  562-9288 (International).

Why is the Annual Meeting being conducted as a virtual meeting via live audio webcast?

Our guiding principal of “good citizenship” defines Cboe’s role, as a provider of capital markets and as a global corporate citizen.  Amidst the coronavirus outbreak (COVID-19), we are mindful of our responsibility to do all that we can reasonably do to guard against this virus. Thus, as a precaution regarding the coronavirus outbreak and supporting the health and well-being of our partners and stockholders, this year’s Annual Meeting will be a completely virtual meeting of stockholders and there will be no physical meeting location. In addition,  we believe a virtual meeting format for the Annual Meeting may facilitate stockholder attendance, dialogue and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost.  We will be able to engage with all stockholders as opposed to just those who can afford to travel to an in-person meeting. The virtual format will also allow stockholders to submit questions and comments during the meeting.

We are utilizing technology from Broadridge,  a leading virtual meeting solution. The platform is expected to accommodate most, if not all, stockholders. Both we and Broadridge will test the platform technology before going “live” for the Annual Meeting.

How do I submit questions or comments for the Annual Meeting?

Stockholders can submit questions or comments online during the Annual Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/CBOE2020. We will answer timely submitted questions or comments on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Then, we will address appropriate general questions or comments from stockholders regarding the Company. Questions or comments received during the Annual Meeting will be presented as submitted, uncensored and unedited, except that we may omit certain personal details for data protection issues or we may edit profanity or other inappropriate language. Questions or comments regarding general economic, political or other views that are not directly related to the business of the meeting, that are of an individual concern to a stockholder or that are not an appropriate subject matter for general discussion, are not pertinent to the meeting and therefore will not be presented. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition.

74	Cboe Global Markets 2020 Proxy Statement

How do I vote?

You may cast your vote in one of four ways:

     By Internet before the Annual Meeting. The web address for Internet voting is www.proxyvote.com and is also on the enclosed proxy card. Internet voting is available 24 hours a day.

     By Internet during the Annual Meeting. You may vote online during the Annual Meeting (see “What do I need to do to attend the Annual Meeting?”).  However, even if you plan to participate in the Annual Meeting via live audio webcast, we recommend that you also vote by Internet as described above so that your votes will be counted if you later decide not to participate in the Annual Meeting.

     By Telephone. The number for telephone voting is  1‑800‑690‑6903 and is also on the enclosed proxy card. Telephone voting is available 24 hours a day.

     By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope we have provided.

If you choose to vote by Internet before or during the Annual Meeting or by telephone, then you do not need to return the proxy card. To be valid, your vote by Internet before the Annual Meeting or telephone must be received by 11:59 p.m. Eastern Time on May 11, 2020 for shares held directly, the deadline specified on the proxy card.  If you vote by Internet before the Annual Meeting or telephone and subsequently obtain a legal proxy from your account representative, then your prior vote will be revoked regardless of whether you vote that legal proxy.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to give their voting instructions and confirm that stockholders’ instructions have been recorded properly. Stockholders voting by Internet or telephone should understand that, while we do not charge any fees for voting by Internet or telephone, there may nevertheless be costs that must be borne by you.

May I change my vote?

If you are a stockholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by:

     submitting a new proxy by telephone or through the Internet, after the date of the earlier voted proxy,

     returning a signed proxy card dated later than your last proxy,

     submitting a written revocation to the Corporate Secretary of Cboe Global Markets, Inc. at 400 South LaSalle Street, Chicago, Illinois 60605, or

     voting online during the Annual Meeting.

If you are a stockholder of record and need a new proxy card, to change your vote or otherwise, please contact the Corporate Secretary at the address above or via email at CorporateSecretary@Cboe.com.

If your bank, broker or other nominee holds your shares in “street name,” you may revoke your proxy or change your vote only by following the separate instructions provided by your bank, broker or nominee.

Cboe Global Markets 2020 Proxy Statement	75

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares of common stock will be voted as follows:

     FOR the election of each of our director nominees,

     FOR the advisory vote to approve the compensation paid to our executive officers,

     FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for our 2020 fiscal year, and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

In addition, if you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, and any other matters are properly presented at the Annual Meeting, your shares of common stock will be voted in accordance with the judgment of the persons voting the proxy on such matters. We are not aware of any other matters that will be considered at the Annual Meeting.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the rules of various securities exchanges, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of KPMG as our independent registered public accounting firm for our 2020 fiscal year, because the rules of the exchanges currently deem this a “discretionary” matter. Absent instruction, brokers will not be able to vote on any of the other matters included in this Proxy Statement.  If brokers exercise their discretion in voting on the proposal regarding the ratification of KPMG, a “broker non-vote” will occur as to the other matters presented for a vote at the Annual Meeting, unless you provide voting instructions.

What vote is required for adoption or approval of each matter?

Election of Directors. You may vote FOR or AGAINST each of the director nominees or you may ABSTAIN. Each nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. Each nominee has tendered his or her resignation, contingent on failing to receive a majority of the votes cast in this election and acceptance by the Board. In the event any director fails to receive a majority of votes cast, the Nominating and Governance Committee will consider and make a recommendation to the Board as to whether to accept the resignation.

Advisory Vote to Approve Executive Compensation. You may vote FOR or AGAINST the advisory proposal to approve our executive compensation or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST with respect to the proposal will be counted as shares cast on the proposal.

Ratification of the Appointment of our Independent Registered Public Accounting Firm. You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR ratification in order for it to pass. Votes cast FOR or AGAINST with respect to this matter will be counted as shares cast on the matter.

76	Cboe Global Markets 2020 Proxy Statement

Abstentions and Broker Non-Votes. Abstentions and broker non-votes will not be considered a vote cast either for or against any of the matters being presented in this proxy statement. If you do not provide your broker with voting instructions, the broker cannot vote your shares on any matter other than the ratification of the appointment of our independent registered public accounting firm. A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. In the case of a discretionary matter (i.e., the ratification of the appointment of our independent registered public accounting firm), your broker is permitted to vote your shares of common stock even when you have not given voting instructions (as described above under “If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?”).

How many votes are required to transact business at the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock as of March 19, 2020, present or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

What happens if the meeting is postponed or adjourned?

Your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

How do I obtain more information about Cboe Global Markets, Inc.?

A copy of our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10‑K, is enclosed with this Proxy Statement. The 2019 Annual Report, our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 filed with the SEC, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Governance Committees are available on our website at http://ir.Cboe.com. In addition, we intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or any waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions on our website at http://ir.Cboe.com.

These documents may also be obtained, free of charge, by writing to: Cboe Global Markets, Inc., 400 South LaSalle Street, Chicago, Illinois 60605, Attn: Investor Relations; or by sending an e-mail to: investorrelations@Cboe.com.

These documents, as well as other information about us, are also available on our website at http://ir.Cboe.com.

Information on our website does not form a part of this Proxy Statement.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2019 Annual Report to Stockholders are available on our website at http://ir.Cboe.com. If you would like to help reduce our costs of printing and mailing future materials, you can consent to access these documents in the future over the Internet rather than receiving printed copies in the mail.

Cboe Global Markets 2020 Proxy Statement	77

If you are a stockholder of record, you may sign up for this service by contacting our transfer agent in writing at Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or calling (866)  540-7095. If you hold shares of common stock in “street name,” you can contact your account representative at the broker, bank or similar institution through which you hold your shares for information regarding electronic delivery of future materials. Your consent to electronic delivery will remain in effect until you revoke it.

Who pays the expenses of this proxy solicitation?

The Company will pay the expenses of the preparation of our proxy materials and the solicitation of proxies by the Company for the Annual Meeting. Certain of our directors, officers or employees may make solicitations in person, telephonically, electronically or by other means of communication. We have also engaged Morrow Sodali LLC to assist in the solicitation and distribution of proxies. Our directors, officers and employees will receive no additional compensation for any such solicitation, and we will pay Morrow Sodali LLC a fee of $8,500 for its services, as well as reimbursements for certain expenses. We will request that banks, brokerage houses and other custodians, nominees and fiduciaries forward all of our solicitation materials to the beneficial owners of the shares that they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to customers.

If you have any questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact Morrow Sodali LLC at 470 West Avenue, Stamford, Connecticut 06902. Banks and brokerage firms may call (203) 658‑9400 and stockholders may call toll-free at (800) 662-5200.

Who will count the vote?

The Company has engaged Broadridge to serve as the inspector of elections for the Annual Meeting. As inspector of elections, Broadridge will tabulate the voting results.

What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered in more than one name or in more than one account, you will receive more than one card. This may occur if you hold common stock in multiple accounts, such as with different brokers in street name and as the record holder with Broadridge. Please complete and return all of the proxy or voting instruction cards that you receive (or vote by telephone or through the Internet all of the shares on all of the proxy or voting instruction cards received) to ensure that all of your shares are voted.

78	Cboe Global Markets 2020 Proxy Statement

APPENDIX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

In addition to disclosing results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), Cboe Global Markets, Inc. has disclosed certain non-GAAP measures of operating performance in this Proxy Statement. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this Proxy Statement are adjusted diluted EPS and adjusted EBITDA and Options, Futures, US Equities, Global FX and European equities segments adjusted EBITDAs.  Management believes that the non-GAAP financial measures presented in this Proxy Statement provide the appropriate means to determine compensation payouts under our annual incentive plan. The Company also believes that providing a discussion of these metrics provides management and investors an additional perspective on the Company’s financial and operational performance and trends.

Twelve Months Ended
(in millions, except per share amounts)	December 31, 2018
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP
Net income allocated to common stockholders	$422.1
Non-GAAP adjustments
Acquisition-related expenses (1)	30.0
Amortization of acquired intangible assets (2)	160.6
Change in redemption value of noncontrolling interests	1.3
Change in fair value of contingent consideration	0.1
Tax provision re-measurements	(0.4)
Total Non-GAAP adjustments	191.6
Income tax expense related to the items above	(49.4)
Net income allocated to participating securities - effect on reconciling items	(0.9)
Adjusted net income allocated to common stockholders	$563.4

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$3.76
Per share impact of non-GAAP adjustments noted above	1.26
Adjusted diluted earnings per common share	$5.02

(1)	This amount includes professional fees and outside services, severance, and other costs related to the company’s acquisition of Bats.
(2)	This amount represents the amortization of acquired intangible assets for Bats.

Cboe Global Markets 2020 Proxy Statement	79

Twelve Months Ended
(in millions, except per share amounts)	December 31, 2019
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP
Net income allocated to common stockholders	$372.7
Non-GAAP adjustments
Acquisition-related expenses (1)	48.5
Amortization of acquired intangible assets (2)	138.5
Provision for notes receivable (3)	23.4
Change in redemption value of noncontrolling interests	0.5
Tax provision re-measurements	—
Total Non-GAAP adjustments	210.4
Impairment charges attributed to noncontrolling interest	(3.6)
Income tax expense related to the items above	(50.7)
Net income allocated to participating securities - effect on reconciling items	(0.7)
Adjusted net income allocated to common stockholders	$528.6

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$3.34
Per share impact of non-GAAP adjustments noted above	1.39
Adjusted diluted earnings per common share	$4.73

(1)	This amount includes professional fees and outside services, severance, facilities expenses, impairment charges and other costs related to the company’s acquisitions.
(2)	This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.
(3)

This amount represents the provision for notes receivable, recorded in other expenses on the consolidated statements of income, associated with the funding for the development of the consolidated audit trail (“CAT”).

Twelve Months Ended
(in millions)	December 31, 2018
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Net income allocated to common stockholders	$422.1
Interest	38.2
Income tax provision	146.0
Depreciation and amortization	204.0
EBITDA	$810.3

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	30.0
Change in fair value of contingent consideration	0.1
Adjusted EBITDA	$840.1

80	Cboe Global Markets 2020 Proxy Statement

Twelve Months Ended
(in millions)	December 31, 2019
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Net income allocated to common stockholders	$372.7
Interest	35.9
Income tax provision	130.6
Depreciation and amortization	176.6
EBITDA	$715.8

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	48.5
Provision for notes receivable	23.4
Impairment charges attributable to noncontrolling interest	(3.6)
Adjusted EBITDA	$784.1

(in millions)	Twelve Months Ended December 31, 2019
Reconciliation of Options segment net income allocated to common stockholders to non-GAAP
Net income (loss) allocated to common stockholders	$202.7
Interest	—
Income tax provision	124.8
Depreciation and amortization	38.5
EBITDA	366.0
Acquisition-related costs	20.5
Provision for notes receivable	6.1
Options Segment Adjusted EBITDA	$392.6

(in millions)	Twelve Months Ended December 31, 2019
Reconciliation of US Equities segment net income allocated to common stockholders to non-GAAP
Net income (loss) allocated to common stockholders	$111.8
Interest	—
Income tax provision	20.2
Depreciation and amortization	76.0
EBITDA	208.0
Provision for notes receivable	17.3
US Equities Segment Adjusted EBITDA	$225.3

Cboe Global Markets 2020 Proxy Statement	81

(in millions)	Twelve Months Ended December 31, 2019
Reconciliation of Futures segment net income allocated to common stockholders to non-GAAP
Net income (loss) allocated to common stockholders	$45.5
Interest	—
Income tax provision	37.4
Depreciation and amortization	2.5
EBITDA	85.4
Acquisition-related costs	—
Futures Segment Adjusted EBITDA	$85.4

v
(in millions)	Twelve Months Ended December 31, 2019
Reconciliation of Global FX segment net income allocated to common stockholders to non-GAAP
Net income (loss) allocated to common stockholders	$(5.0)
Interest	—
Income tax provision	0.1
Depreciation and amortization	29.9
EBITDA	25.0
Acquisition-related costs	0.3
Global FX Segment Adjusted EBITDA	$25.3

(in millions)	Twelve Months Ended December 31, 2019
Reconciliation of European Equities segment net income allocated to common stockholders to non-GAAP
Net income (loss) allocated to common stockholders	$18.3
Interest	(0.4)
Income tax provision	3.2
Depreciation and amortization	28.7
EBITDA	49.8
Acquisition-related costs	1.7
European Equities Segment Adjusted EBITDA	$51.5

82	Cboe Global Markets 2020 Proxy Statement

CBOE GLOBAL MARKETS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 11, 2020 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 11, 2020 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E89724-P33325

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CBOE GLOBAL MARKETS, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Edward T. Tilly	☐	☐	☐
1b. Eugene S. Sunshine	☐	☐	☐
1c. William M. Farrow III	☐	☐	☐
1d. Edward J. Fitzpatrick	☐	☐	☐
1e. Janet P. Froetscher	☐	☐	☐
1f. Jill R. Goodman	☐	☐	☐
1g. Roderick A. Palmore	☐	☐	☐
1h. James E. Parisi	☐	☐	☐
1i. Joseph P. Ratterman	☐	☐	☐
1j. Michael L. Richter	☐	☐	☐
1k. Jill E. Sommers	☐	☐	☐
1l. Fredric J. Tomczyk	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Cboe Global Markets 2020 Proxy Statement	83

2020 Annual Meeting of Cboe Global Markets, Inc. Stockholders
Tuesday, May 12, 2020, 9:00 a.m. CT
Live webcast at www.virtualshareholdermeeting.com/CBOE2020
Please see your proxy statement for instructions should you wish to attend the virtual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://ir.cboe.com/annual-proxy.

E89725-P33325

CBOE GLOBAL MARKETS, INC.
Notice of 2020 Annual Meeting of Stockholders
May 12, 2020 9:00 a.m. CT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Edward T. Tilly and Patrick Sexton, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cboe Global Markets, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2020 Annual Meeting of Stockholders of the company to be held on May 12, 2020 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

84	Cboe Global Markets 2020 Proxy Statement